UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Fidelity National Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIDELITY NATIONAL FINANCIAL, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FLORIDA 32204

APRIL 28, 2021

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Fidelity National Financial, Inc. In recognition of the ongoing COVID-19 pandemic, the meeting will be held virtually on June 16, 2021 at 10:00 a.m., Eastern Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•     Who can vote; and

•     The different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the virtual annual meeting, please vote by one of the outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

In 2020, our country and the world found itself in the beginning of what continues to be a significant battle against COVID-19. Our priority has been the health and safety of our employees and their families, our customers, and our communities, as well as those of our subsidiaries. Today, I hope our shareholders and other stakeholders, our FNF family, are all safe and well. During what has been a year of much uncertainty, I am very proud of the work the FNF team has accomplished.

FNF has a long history of delivering strong operating results and investment returns to our shareholders. Our successful operating model is reinforced by our approach to Environmental, Social and Governance (ESG) factors across our company. In 2020, we continued to enhance our ESG efforts and have shared these initiatives in detail in the ESG section of this Proxy Statement.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Raymond R. Quirk

Chief Executive Officer

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Financial, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Shareholders of Fidelity National Financial, Inc. will be held via live webcast on June 16, 2021 at 10:00 a.m., Eastern Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FNF2021 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m. Eastern Time. Please note that there will not be a physical location for the 2021 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to submit questions. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of COVID-19.

The meeting is being held in order to:

1.    Elect four Class I directors to serve until the 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.    Approve a non-binding advisory resolution on the compensation paid to our named executive officers; and

3.    Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set April 19, 2021 as the record date for the meeting. This means that owners of FNF’s common stock at the close of business on that date are entitled to:

•     Receive notice of the meeting; and

•     Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting. Even if you plan to attend the annual meeting virtually, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting.

You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Jacksonville, Florida

April 28, 2021

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Fidelity National Financial, Inc.

TABLE OF CONTENTS
1	General Information About the Company
2	General Information About the Virtual Annual Meeting
6	Corporate Governance Highlights
7	Corporate Governance and Related Matters
21	Certain Information About our Directors
28	Proposal No. 1: Election of Directors
29	Certain Information About our Executive Officers
30	Compensation Discussion and Analysis
31	Executive Summary
51	Executive Compensation
68	Proposal No. 2: Advisory Vote on Executive Compensation
70	Proposal No. 3: Ratification of Independent Registered Public Accounting Firm
72	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
74	Certain Relationships and Related Transactions
80	Shareholder Proposals
80	Other Matters
80	Available Information

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PROXY STATEMENT

The enclosed proxy is solicited by the board of directors, or the board, of Fidelity National Financial, Inc., or FNF or the Company, for use at the Annual Meeting of Shareholders to be held on June 16, 2021 at 10:00 a.m., Eastern Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/FNF2021.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 28, 2021 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

FNF is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) transaction services to the real estate and mortgage industries. FNF is one of the nation’s largest title insurance companies operating through its title insurance underwriters – Fidelity National Title Insurance Company (FNTIC), Chicago Title Insurance Company (Chicago Title), Commonwealth Land Title Insurance Company (Commonwealth Land Title), Alamo Title Insurance and National Title Insurance of New York Inc. – which collectively issue more title insurance policies than any other title company in the United States. Through our subsidiary ServiceLink Holdings, LLC (ServiceLink), we provide mortgage transaction services including title-related services and facilitation of production and management of mortgage loans.

As a result of our acquisition of FGL Holdings (F&G) on June 1, 2020 for approximately $2.7 billion, we are also a provider of annuity and life insurance products, providing deferred annuities, including fixed indexed annuities (FIA), fixed rate annuities, and immediate annuities and indexed universal life (IUL).

F&G provides a diversification of our cash and income streams away from title insurance and is expected to provide predictable income that is countercyclical that performs best in a rising long-term rate environment through an attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic.

F&G has a unique, deep relationship with Blackstone that gives it a meaningful differentiation from its competitors. Blackstone has helped F&G successfully position its portfolio to achieve higher investment performance while minimizing risk and upgrading its financial strength rating.

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GENERAL INFORMATION ABOUT THE VIRTUAL ANNUAL MEETING

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

WHY DID I RECEIVE THIS PROXY STATEMENT?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on April 19, 2021, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on April 19, 2021 are entitled to vote. As of the close of business on that day, 289,038,983 shares of our common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your shares of FNF common stock through a broker, bank or other holder of record, you are considered a “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

WHAT SHARES ARE COVERED BY THE PROXY CARD?

The proxy card covers all shares of FNF common stock held by you of record (i.e., shares registered in your name) and any shares of FNF common stock held for your benefit in our 401(k) plan.

HOW DO I VOTE?

You may vote using any of the following methods:

At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How do I access the virtual annual meeting? Who may attend?” for additional information on how to vote at the annual meeting.

By proxy. There are three ways to vote by proxy:

•     By mail, using the enclosed proxy card and return envelope;

•     By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•     By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Fidelity National Financial, Inc.	2

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Corporate Secretary and Assistant Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

ON WHAT AM I VOTING?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four Class I directors to serve until the 2024 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2020.

•	Proposal No. 3 asks you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.

HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THESE PROPOSALS?

The board recommends that you vote “FOR ALL” director nominees in Proposal 1, and “FOR” Proposals 2 and 3.

WHAT HAPPENS IF OTHER MATTERS ARE RAISED AT THE MEETING?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in our certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

WHAT IF I SUBMIT A PROXY AND LATER CHANGE MY MIND?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

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WHO WILL COUNT THE VOTES?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

HOW MANY VOTES MUST EACH PROPOSAL RECEIVE TO BE ADOPTED?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a majority of votes of our common stock cast is required to elect a director. Abstentions and broker non-votes are not counted as votes cast and will therefore have no effect.

•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•	For Proposal No. 3 regarding the ratification of the appointment of Ernst & Young LLP, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

WHAT CONSTITUTES A QUORUM?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum of each class is present.

WHAT ARE BROKER NON-VOTES? IF I DO NOT VOTE, WILL MY BROKER VOTE FOR ME?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal 3 regarding the appointment of Ernst & Young LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

Fidelity National Financial, Inc.	4

WHAT EFFECT DOES AN ABSTENTION HAVE?

With respect to Proposal 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to each of Proposals 2 and 3, abstentions will have the effect of a vote against the proposals.

WHO PAYS THE COST OF SOLICITING PROXIES?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.

WHAT IF I SHARE A HOUSEHOLD WITH ANOTHER SHAREHOLDER?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, FNF shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

HOW DO I ACCESS THE VIRTUAL ANNUAL MEETING? WHO MAY ATTEND?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/FNF2021, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

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The meeting webcast will begin promptly at 10:00 a.m., Eastern Time, on June 16, 2021, and we encourage you to access the meeting prior to the start time.

WILL I BE ABLE TO ASK QUESTIONS DURING THE VIRTUAL ANNUAL MEETING?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/FNF2021. The Company will respond to as many appropriate questions during the annual meeting as time allows.

HOW CAN I REQUEST TECHNICAL ASSISTANCE DURING THE VIRTUAL ANNUAL MEETING?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

CORPORATE GOVERNANCE HIGHLIGHTS

Our board is focused on good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” for more detail on FNF’s governance practices.

•     Proxy access right adopted in response to support from shareholders

•     Majority voting in uncontested director elections proposed by management and adopted in response to shareholder support

•     Independent leadership of our board of directors by our strong Lead Independent Director

•     Annual performance evaluations of the board of directors and committees

•     Robust stock ownership guidelines for our executive officers and directors

•     Clawback policy

•     Shareholders may act by written consent

•     Independent audit, compensation and corporate governance and nominating committees

•     Shareholder engagement on compensation and governance issues

•     No supermajority voting requirement for shareholders to act

Fidelity National Financial, Inc.	6

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors, Chief Executive Officer and Lead Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. These guidelines specifically provide that a majority of the members of the board of directors must be outside directors whom the board of directors has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange. The board of directors reviews these guidelines and other aspects of our governance at least annually. The board reviewed our corporate governance guidelines in February 2021 without significant change. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com.

CODE OF ETHICS AND BUSINESS CONDUCT

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics are designed to maintain our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investor Info page of our website at www.fnf.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Info page of our website at www.fnf.com.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) OVERVIEW

FNF recognizes that in our rapidly changing global economy, the management of ESG risks and opportunities is important for our long-term business success. Our Company and our board are committed to addressing ESG issues to better serve our employees, business partners, and the communities where we live and work. As the nation’s largest title insurance and settlement services company, FNF’s aim is to advance, expand, and protect the life-changing experience of home ownership, while mitigating risk and managing our business in an environmentally responsible, socially responsible and ethical manner.

We are committed to upholding our six core principles, which are foundational to FNF’s success:

1.	Autonomy and Entrepreneurship

2.	Bias for Action

3.	Customer-Oriented and Motivated

4.	Minimize Bureaucracy

5.	Employee Ownership

6.	Highest Standard of Conduct

PROTECTING HOMEOWNERS

The Role of FNF in Home Ownership and Property Rights Protection

Title insurance plays a key role in the U.S. economy by insuring the secure transfer of real estate and facilitating the growth of homeownership. Homeowners depend on the strength and security of a reputable title insurance company to protect their investment for years to come. An owner’s title insurance policy, like those we issue in connection with the closing of a real estate transaction, is the best way for property owners to protect themselves from losing their property due to unforeseen or unexpected title claims. During the title search process, defects such as forgeries, errors in public record, liens/encumbrances, and survey issues are uncovered and corrected. As a title insurance underwriter, we protect the rights of both residential and commercial property owners against unexpected legal and financial claims that may arise after closing.

Consumer Protection from Fraud

At FNF, we have several programs to protect our consumers. The WireSafe program educates consumers about wire fraud and informs them what they can do to keep themselves safe when buying or selling a home. FNF’s Start inHere® (formerly known as startSafe®) helps lessen the dependency on email and introduces the consumer to an authenticated, digital portal. This portal requires multifactor authentication to identify the user and mitigates risk associated with collecting information as part of the home sale or purchase. Our Fraud Insights program allows employees to share how they have detected and prevented fraud and forgery in their daily transactions. We offer our employees a $1,500 incentive when fraud prevention actions are taken. These employees are also featured in a monthly Fraud Insights newsletter. This program is an excellent educational resource to help our employees look out for fraud and forgery red flags. As of December 31, 2020, we have rewarded employees with over $268,000 through the Fraud Insights Program.

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Protecting Customer Data

FNF collects personal information from its customers in the normal course of providing title, settlement, mortgage and real estate-related services. We take the privacy and security of our customers’ information seriously. We maintain several layers of safeguards to protect personal information, including administrative, technical and physical controls to restrict access to and secure this information. These safeguards include employee training on the importance of protecting the privacy and security of personal information as well as regular monitoring and testing of our infrastructure to confirm technical safeguards are operating as intended.

ENVIRONMENTAL

Environmental Management

As a title insurance company, our environmental impact as a firm is relatively small. However, FNF recognizes the importance of conducting business in an environmentally responsible manner and integrating environmental management practices into our operations, especially at our facilities.

At FNF’s Jacksonville home office campus, we are working to:

•	Reduce water consumption: Use water flow restrictors in breakrooms and restrooms; use soil-moisture managed campus irrigation; use native or drought resistant plant material; and abide by a no-concrete watering policy.

•	Reduce our carbon footprint: Use Energy Star® technologies in datacenters; replace aging equipment with energy efficient alternatives; retrofit lighting in parking garages with LEDs to reduce parking garage energy consumption by up to 50%; use energy-efficient LEDs, CFLs, and motion sensors in offices and hallways; and maintain leases in LEED® certified buildings. Our Jacksonville campus reduced Scope 1 and 2 emissions in 2020 compared to 2019. We reduced the amount of electricity used on our corporate campus by over 1 million kilowatt-hours (kWh), or 16% in 2020 compared to 2019. Although some of this reduction is attributed to reduced office capacity during COVID-19, we are still excited for this achievement and will strive to continue our progress towards improving our corporate footprint.

•	Reduce paper and waste: Drastically reduce paper across operations through paperless initiatives which were started in 2010; eliminate water bottles; participate in recycling programs; digitize records management; dispose of IT equipment in an environmentally friendly manner; discontinued the use of Styrofoam; provide reusable cups and lunch containers for purchase in our cafeteria; and use Certified Green Seal® paper products and eco-cleaning products.

•	Partner with Sustainable Vendors: Our information technology asset disposal (computers, monitors, servers, mobile devices) vendor is eSteward® certified and manages the waste stream of thousands of pounds of electronics retired by FNF and ServiceLink each year. Another partner is committed to shredding and recycling in an environmentally responsible manner, and our waste disposal provider utilizes single stream recycling.

Digital Strategy to Drive Sustainability

FNF has a long history of investing in, developing, and adopting technology that is designed to transform the experience of buying, selling, or refinancing a home. Part of the focus of our Digital Strategy is to move the title insurance industry in a more sustainable direction.

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Our digital initiatives seek to 1) significantly mitigate the risk of wire fraud and provide enhanced security to consumers 2) improve the overall experience for real estate professionals, independent title agents, and consumers, 3) enhance and streamline the production and delivery of our core title products, and 4) drastically reduce the amount of paper used in the closing process.

We accomplish this through the investment, development and adoption of innovative paperless technology programs, including SoftPro™, our inHere® Experience Platform (comprised of Start inHere® (formerly known as startSafe®), Mobile Deposit +, the inHere® mobile app + portal, Close inHere®, and Notarize inHere®), robust title automation and document management cloud-based technology, TitleWave®, and agentTRAX™.

As a result of continued investments in these digital initiatives, during 2020, nearly three quarters of our 2.9 million direct title transactions were processed without a dependency on paper documents or printed images. These technology initiatives, coupled with our recently announced inHere® Experience Platform, are part of our commitment and ability to develop and adopt innovative technology in the title and real estate industries that can drive sustainability at scale.

SOCIAL

Human Capital Management

Across FNF, we value our workforce and the outstanding contributions our employees make each day.

Benefits: We are dedicated to building talented teams and offering competitive compensation and benefits, such as medical, dental, vision, 401(k) with company matching contributions, employee stock purchase plan with company matching contributions, flexible spending for healthcare and dependent care, life insurance, and both short and long-term disability. We also offer work-life balance benefits, including flexible time off, gym membership discounts, and employee discounts for many aspects of life including childcare, identity theft protection, cellular service, and travel.

Training and Leadership Development: FNF offers a variety of training and educational opportunities for employees. We provide training on escrow policies and procedures, advanced escrow processing and practices, title loss reduction, title underwriting, advanced title practices and procedures, fraud prevention, as well as software, soft skills, sales, and time management trainings. Our Commercial Sales University is a course for new commercial sales reps and our Leadership Development Program provides employees mentorship from senior executives. Many departments provide Continuing Education (CE) and Continuing Legal Education (CLE) opportunities for state land title and legal associations. Some offices provide financial assistance to join professional organizations and offer education reimbursement.

FNF Scholarship Program: Under the FNF Scholarship Program, dependents of full-time employees are eligible to apply for either the William P. Foley Scholarship or the Fidelity Executive Scholarship. These merit-based scholarship programs help students to attain their first bachelor’s degree at an accredited four-year college or university and to attend accredited two-year community colleges. Since its inception in 2007, the FNF Scholarship Program has awarded more than $10 million in the form of more than 2,000 scholarships to highly qualified dependents of FNF employees.

Employee Stock Purchase Plan (ESPP): Our ESPP allows employees to become owners of FNF. On top of their contributions used to purchase company stock, the company provides a matching contribution one year later, subject to continued employment. This program is open to all full and part-time employees.

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Employee Assistance Program (EAP): The FNF EAP offers counseling, relationship support, legal and financial support and other confidential services to help employees face personal challenges.

Military Caregiver Leave: FNF provides military caregiver leave for employees who are the spouse, child, parent, or next of kin of a service member. Employees can take up to 26 weeks of leave to care for service members who have a serious injury or illness, or who are in recuperation or therapy.

Employee Recognition: At FNF, we foster a culture of employee recognition in order to retain top talent, increase employee motivation, and build a positive workplace. The Maverick Award is given out quarterly and recognizes outstanding employees who embody our Corporate Precepts, making the workplace more efficient and welcoming. Other awards include: Top Performers, Annual Sales and Escrow Recognition, and Service Recognition. Many of our operations reward their employees with time off, bonuses, special lunches, team outings, and company picnics.

Diversity

Diversity is a key component of FNF’s success. We believe that the diversity of our employees allows us to connect to our clientele and offer them meaningful, customized products and services.

FNF’s Code of Business Conduct & Ethics prohibits discrimination and harassment. We have a written nondiscrimination policy that is distributed to all employees as part of our employee handbook, which employees must acknowledge annually. Our employees participate in annual trainings including: Code of Business Conduct and Ethics Training, and Reporting Harassment: Everyone’s Responsibility Training.

FNF aims to have diverse and inclusive practices in all aspects of our business operations; particularly for hiring, compensation and opportunity. We are committed to being an equal opportunity employer and enhancing diversity and inclusion across our business. Our goal is to foster an inclusive workplace, where each employee feels heard and empowered, and all employees – regardless of race, ethnicity, sexual orientation or gender identification – are given equal access to opportunities throughout the organization.

We have many women in leadership roles throughout our organization. As of December 31, 2020, out of the 21,497 employees under FNF (excluding NationalLink) 71.1% (15,290) of the total workforce are female and 28.9% (6,207) are male. Two out of ten board members are women, 25% percent of the members of FNF’s Executive Team are women and 49% of FNF’s Managers (Vice President and above) are women. Our annual Women in Leadership Program for female executives, managers, and future managers is designed to encourage and promote women into more active leadership roles within FNF.

Philanthropy

FNF believes in the importance of strengthening and engaging local communities through volunteerism and philanthropy, and FNF is in a unique position to champion efforts on both local and national levels. With over 1,300 offices nationwide, FNF makes the greatest impact in the cities and towns that our local operations call home.

Every year, thousands of hours of employee volunteer time are given locally to help clean up communities, raise funds and awareness for various healthcare causes, and feed the hungry. Our local branch offices often drive fundraising campaigns to support their communities in times of crisis. Many operations participate in charitable fun runs, Habitat for Humanity events, fundraising drives, and annual Bowl-a-Thons to support local charities.

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The FNF family of companies has supported national charitable organizations such as the American Heart Association, The Folded Flag Foundation, Make-A-Wish Foundation, Habitat for Humanity, and The Leukemia & Lymphoma Society. In times of crisis, FNF has set up donation campaigns to help those affected by fires, floods, hurricanes, and national tragedies. Our Jacksonville Campus has an annual campaign that allows employees to contribute to the United Way through payroll deductions and encourages employees to participate in volunteer opportunities.

In 2020, FNF contributed $4.2 million to local and national organizations to support programs that promote the environment, make affordable housing and low-income housing available to those in need, revitalize and develop communities through art, health, and financial education, as well as scholarship programs for need-based students and veterans. In 2020, FNF supported over 700 charitable organizations across 39 states in the US, India and Canada. The organizations we supported in our local communities include: Chashama Inc., Phipps Houses, Breaking Ground, Feeding America, Greater Chicago Food Bank, Home Aid - Los Angeles, Regional Food Bank of Northeast Florida, Feeding South Florida, and Groundwork Jacksonville. These efforts are part of FNF’s mission to advance, expand, and protect the experience of property ownership for all individuals in the communities we serve.

COVID-19 Approach

As we navigated the COVID-19 pandemic together, we worked to protect our employees and their families, as well as the employees, customers, and communities of our portfolio companies. We had already provided the vast majority of our employees with the tools they need to work from home, and the success of this approach was demonstrated during the COVID-19 pandemic of 2020, when approximately 80% of our employees transitioned to work from-home. For those who worked in the office, we ensured adequate space for social distancing, required face coverings, and provided COVID-19 signage to remind employees of respiratory etiquette and to not come into the office if they had particular symptoms or had been exposed to a person with COVID-19.

GOVERNANCE

Board and ESG Oversight

FNF is committed to strong governance systems and policies that ensure fair, transparent and efficient business practices. Our board and its audit committee oversee the execution of FNF’s ESG strategies as part of oversight of overall strategy and risk management. Our commitment to addressing ESG issues is led by our management team.

In 2018, our board codified its commitment to diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation by integrating it into the director selection criteria in our Corporate Governance Guidelines. As of March 2021, two out of ten directors identify themselves as diverse.

ESG Risk Management

At FNF, we manage material risks, including ESG risks, through our Enterprise Risk Management (ERM) program. Our ERM program is overseen by our Chief Risk Officer. Our Business Continuity Office (BCO) is part of our ERM program and creates plans for our core products, processes and services that include predetermined actions to be taken, resources to be used, and procedures to be followed before, during, and after a disaster. We maintain a dedicated BCO that is responsible for the implementation of the BCO program and reports to the Chief Risk Officer. Our Chief Risk Officer reports to the audit committee of our board of directors on a quarterly basis about our ERM and BCO programs, and the programs are approved by the audit committee annually.

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FNF recognizes ESG risks, including climate change and severe weather conditions, cybersecurity breaches, pandemic diseases, and other catastrophic events, may impact our business. Our team works diligently to identify, assess and manage risks. FNF’s corporate offices are in Jacksonville, Florida, an area at high risk of hurricane and flood damage. We have taken steps to harden our corporate offices in Jacksonville and have provided the majority of our employees with the tools they need to work from home. The success of the steps taken through our BCO program were evident in the minimal disruption in productivity experienced by our employees and our customers during Hurricane Irma, which resulted in extensive flooding in Jacksonville.

ESG Due Diligence

ESG is embedded across FNF’s approach to mergers and acquisitions. In order to maximize the value of each of our diverse assets, our management team takes a holistic approach and reviews ESG practices that are material to a potential investment.

Our review considers, but is not limited to, the following ESG due diligence factors:

•	Environmental: Energy, waste, water, sustainable products, and overall environmental footprint.

•	Social: Human capital management, workforce diversity, supplier diversity, and community engagement.

•	Governance: ESG oversight, board composition, data privacy, and adherence to relevant ESG frameworks and standards.

We believe that managing ESG issues in our mergers and acquisitions helps FNF generate stronger returns for our shareholders while improving our impact on society.

FGL Holdings (F&G), a wholly-owned subsidiary: For more than 60 years, F&G has helped middle-income Americans prepare for retirement and for their loved ones’ financial security. F&G offers unique life insurance and annuity solutions, and these products have protected over 700,000 people across the United States. F&G aims to improve people’s financial lives, backed by the passion of its employees and grounded in a culture of mutual respect. F&G strives to create a culture to reward workplace engagement, teamwork and results. F&G employees are dedicated to giving back to the communities where F&G operates through charitable donations and volunteer work. Through F&G’s Employee Gift Matching Program and Corporate Charitable Contributions, F&G provides financial support to many charitable organizations. Through F&G’s Volunteer Time Off (VTO) policy, the company encourages employees to volunteer with organizations that are important to them.

Ethics

Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. We aspire to be positive corporate citizens and operate in ways that are fair, transparent and compliant with all applicable regulations. We implement strong governance practices, policies, training and reporting avenues to encourage and promote that all employees adhere to the highest standards for business integrity.

Policies include FNF’s Code of Business Conduct & Ethics and Code of Ethics for Senior Financial Officers that puts our values into action and details our commitment to ethics, diversity, environment and communities.

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Compliance Hotline: We maintain a financial accuracy and compliance hotline, so that our employees and other stakeholders can anonymously report financial impropriety or other concerns without fear of reprisals or recrimination. Employees can use the hotline to report violations of our Code of Business Conduct and Ethics, company policy and the laws and regulations that apply to our business. The hotline is available toll-free, 24 hours a day, seven days a week. Reporting to the hotline is confidential and can be made on an anonymous basis, if desired.

Data Privacy and Cybersecurity

FNF is highly dependent on information technology. We are focused on making strategic investments in information security to protect our clients and our information systems. Our investments include both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques.

Our board has a strong focus on cybersecurity. Our approaches to cybersecurity and privacy are overseen by the audit committee. At each regular meeting of the audit committee of our board of directors, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Auditor provide reports relating to existing and emerging risks, including, as appropriate, risk assessments, cyber and data security risks and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, our audit committee chairman and one of our other audit committee members have attended third-party director education courses on cybersecurity and privacy issues and trends in 2020.

Our employees are one of our strongest assets in protecting our customers’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at FNF. We continue to provide strong focus on all areas of cybersecurity including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight third-party risk management, disaster recovery and continuity management. Our employees participate in annual trainings including: Information Security Training, Records Management: Managing and Safeguarding Records Training and Understanding and Protecting Privacy Training.

THE BOARD

Our board is composed of Douglas K. Ammerman, William P. Foley, II, Thomas M. Hagerty, Daniel D. (Ron) Lane, Sandra D. Morgan, Heather H. Murren, Raymond R. Quirk, John D. Rood, Peter O. Shea, Jr. and Cary H. Thompson, with Mr. Foley serving as non-executive Chairman of the board. Richard N. Massey served on our board in 2020 but retired from our board in January 2021.

Our board met five times in 2020. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2020. Our non-management directors also met periodically in executive sessions without management, and our Lead Director presides over these executive sessions. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2021 annual meeting. During 2020, one of our board members attended the annual meeting of shareholders.

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MAJORITY VOTING

Our board of directors implemented “majority voting” in uncontested director elections in February 2017. Pursuant to Section 3.1 of our bylaws, each director is elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. However, if as of 10 days in advance of the date we file our proxy statement with the SEC the number of director nominees exceeds the number of directors to be elected in such election (a “contested election”), the directors shall be elected by a plurality of the votes cast.

In an uncontested election of directors, any incumbent director who does not receive a majority of the votes cast will promptly tender his resignation to the board of directors. The board will decide, after considering the recommendation of the corporate governance and nominating committee, whether to accept or reject the tendered resignation, or whether other action should be taken. The director nominee in question will not participate in the recommendation or decision-making process. We will publicly disclose an explanation by the board of its decision within 90 days after we publish the election results. If the board determines to accept a director’s resignation, or if a director nominee who is not an incumbent director is not elected, then the board, in its sole discretion, may fill any resulting vacancy in accordance with our bylaws.

DIRECTOR INDEPENDENCE

All of our directors other than Mr. Quirk, who is our Chief Executive Officer, are non-employees. During the first quarter of 2021, the board of directors determined that Douglas K. Ammerman, Thomas M. Hagerty, Daniel D. Lane, Sandra D. Morgan, Heather H. Murren, John D. Rood, Peter O. Shea, Jr. and Cary H. Thompson are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines. The board of directors also determined that Messrs. Lane, Thompson and Ms. Murren meet the additional independence standards of the New York Stock Exchange for compensation committee members.

In determining independence, the board considered all relationships that might bear on our directors’ independence from FNF. The board of directors determined that William P. Foley, II is not independent because, until December 1, 2019, he was the Executive Chairman and an employee of Black Knight which, until the Spin-Off on September 29, 2017, was a subsidiary of FNF; and Raymond R. Quirk is not independent because he is the Chief Executive Officer and an employee of FNF. The board determine that Thomas M. Hagerty is not independent because Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. (THL) and FNF paid THL approximately $90 million in connection with the purchase of THL’s minority interest in ServiceLink Holdings, LLC in July 2020.

In considering the independence of Douglas K. Ammerman, Sandra D. Morgan, Heather H. Murren, John D. Rood and Cary H. Thompson, the board of directors considered the following factors:

•	Messrs. Ammerman and Rood each own a small non-voting minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder, and is Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC.

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•	Ms. Murren’s spouse is the former the Chairman and Chief Executive Officer of MGM Resorts International, which owns a majority interest in the T-Mobile Arena where the Vegas Golden Knights play home games. FNF is a season ticket holder for Vegas Golden Knights home games. In addition, FNF may use MGM hotel and conference facilities from time to time for corporate events. Amounts paid by FNF to entities owned or controlled by MGM Resorts International are at market rates.

•	Mr. Thompson is an Executive Vice Chairman of Bank of America Merrill Lynch, and FNF made payments to and received payments from entities affiliated with Bank of America Merrill Lynch in 2020. The board of directors determined that these payments do not impair Mr. Thompson’s independence because his compensation from Bank of America Merrill Lynch is not dependent on the amount of business Bank of America Merrill Lynch or its affiliates does with FNF or its subsidiaries.

•	Mr. Ammerman serves on the board of directors of Dun & Bradstreet Holdings, Inc. (DNB). Mr. Foley serves as Chairman of the board of directors of DNB, and he and Cannae Holdings, Inc (Cannae), which was split-off from FNF in November 2017, are significant investors in DNB.

The board of directors determined that these relationships were not of a nature that would impair the independence of Mr. Ammerman, Ms. Murren, Mr. Rood or Mr. Thompson.

COMMITTEES OF THE BOARD

The board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. The charter of each standing committee is available on the Investor Info page of our website at www.fnf.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The members of the corporate governance and nominating committee are Peter O. Shea, Jr. (Chair), Sandra D. Morgan and John D. Rood. Each of Messrs. Shea, Rood and Ms. Morgan was deemed to be independent by the board, as required by the New York Stock Exchange. The corporate governance and nominating committee met twice in 2020.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	Reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;
•	Developing and recommending to the board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	Making recommendations to the board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

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•	Overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;
•	Considering director nominees recommended by shareholders; and

•	Reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

AUDIT COMMITTEE

The members of the audit committee are Douglas K. Ammerman (Chair), Heather H. Murren and John D. Rood. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Mr. Ammerman, Ms. Murren and Mr. Rood is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The audit committee met four times in 2020.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Approving audit and non-audit services provided by our independent registered public accounting firm;
•	Discussing earnings press releases and financial information provided to analysts and rating agencies;

•	Discussing with management our policies and practices with respect to risk assessment and risk management, including those relating to ESG risk;

•	Reviewing any material transaction between our Chief Financial Officer or Chief Accounting Officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer; and

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2020:

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The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. The audit committee also oversees ESG risk and is responsible for reporting to the Board on FNF’s ESG initiatives. Our audit committee acts under a written charter, and we review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that each of Mr. Ammerman, Ms. Murren and Mr. Rood is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and Ernst & Young LLP, or EY, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2020. Management and EY reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with EY matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with EY their independence. In addition, we have considered whether EY’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and EY the overall scope and plans for their respective audits. We met with EY at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and that EY be appointed independent registered public accounting firm for FNF for 2021.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

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The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934, as amended, in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE
Douglas K. Ammerman (Chair)
Heather H. Murren
John D. Rood

COMPENSATION COMMITTEE

The members of the compensation committee are Daniel D. Lane (Chair), Heather H. Murren and Cary H. Thompson. Each of Messrs. Lane, Thompson and Ms. Murren was deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met three times during 2020. Our compensation committee reviews its charter annually. The functions of the compensation committee include the following:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating his performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations;
•	Making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and other Section 16 Officers;

•	Approving the compensation of our directors; and

•	Producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” above.

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BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. Douglas K. Ammerman, one of our independent directors, serves as our Lead Director. The board considers it to be useful and appropriate to designate a Lead Director to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the board may determine. Our board has adopted a Charter of the Lead Independent Director that defines the responsibilities of the Lead Director, which include:

•	Preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	Review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•	Serve as a liaison and supplemental channel of communication between non-employee/ independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;
•	Serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and

•	Be available to major shareholders for consultation and direct communication.

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees FNF’s financial reporting process, risk management program, including ESG risk, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management also reports quarterly to the audit committee and the board of directors regarding claims, and the audit committee receives quarterly reports on compliance matters. Our audit committee also oversees our environmental sustainability policies and programs.

Our board has a strong focus on cyber-security. At each regular meeting of the audit committee, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Audit Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, Mr. Rood has attended third-party director education courses on cyber-security and privacy issues and trends.

The corporate governance and nominating committee considers the adequacy of FNF’s governance structures and policies. The compensation committee reviews and approves FNF’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on FNF. Each committee provides reports on its activities to the full board of directors.

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CONTACTING THE BOARD

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE AND PROCESS FOR SELECTING DIRECTORS

FNF is a leading provider of title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products, as well as transaction services to the real estate and mortgage industries. Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. The Mortgage Bankers Association’s (MBA) Mortgage Finance Forecast as of April 2021 predicts overall mortgage originations will decrease slightly in 2021, which is based upon its expectation that residential purchase transactions will steadily increase in 2021 and beyond from 2020 levels while residential refinance transactions steadily decrease in 2021 and beyond.

We also continue to evaluate the impact of the COVID-19 pandemic and cannot be certain to what extent the outbreak of COVID-19 and the steps taken to attempt to mitigate its spread will impact our future results of operations. We continually monitor mortgage origination trends and believe that, based on our ability to produce industry-leading operating margins through all economic cycles, we are well-positioned to adjust our operations for adverse changes in real estate activity and to take advantage of increased volume when demand increases.

We are also a provider of annuity and life insurance products through our wholly-owned subsidiary F&G. F&G provides a diversification of our cash and income streams away from title insurance and is expected to provide predictable income that is countercyclical that performs best in a rising long-term rate environment through an attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic.

In 2021, our board and management team will be focused on the organic growth of our core title operations while carefully managing expenses to address any changes in the mortgage industry and our business as a result of the COVID-19 pandemic and other macro-economic factors. The board and management team will also be focused on the successful integration of the F&G businesses into FNF.

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Our board and the corporate governance and nominating committee is committed to including the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee periodically evaluates our board’s composition with the goal of developing a board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity to enable the Board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

COMPOSITION, TENURE, RECENT REFRESHMENT AND DIVERSITY

We believe that the current composition of our board has served us well and that our current directors possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. As the need arises, we selectively add new board members who have important skill sets, experience or diversity of viewpoint. For example, in 2020, our board elected Sandra D. Morgan to serve as a director. Ms. Morgan, who is an African American woman, brings to our board a strong legal and regulatory background as an attorney and former Chair of the Nevada Gaming Control Board. Our board is composed of directors who have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face, and those skillsets have been crucial to our ability to effectively execute on our long-term strategy.

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Our corporate governance and nominating committee regularly examines ways that it can foster the diversity of our board across many dimensions to maintain its ability to operate at a high-functioning level and to reflect the board’s commitment to inclusiveness. In connection with this examination, the committee revised our Corporate Governance Guidelines to expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups as candidates for nomination as directors.

PROXY ACCESS

Our bylaws include a “proxy access” procedure for shareholder director nominations. Pursuant to Section 3.1 of our bylaws, a shareholder, or a group of up to 25 shareholders, may include in our proxy materials director nominees constituting up to two individuals or 20% of our board, whichever is greater, provided that:

•	The nominating shareholder(s) own several shares representing 3% or more of the total voting power of the Company’s outstanding shares of capital stock entitled to vote in the election of directors;

•	The nominating shareholder(s) have owned that number of shares continuously for at least three years; and

•	The nominating shareholder(s) and their director nominee(s) otherwise satisfy the applicable requirements of Section 3.1 of the amended and restated bylaws.

A shareholder who wishes to suggest a qualified candidate for director to the corporate governance and nominating committee but does not meet the requirements described above may do so by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals” below.

INFORMATION ABOUT THE DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The matrix on the next page lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting as Class I directors of the Company, as well as our continuing Class II and Class III directors, including each director’s relevant experience, qualifications, skills and diversity, is included.

23	Fidelity National Financial, Inc.

Board Skill or Qualification:	BOARD OF DIRECTORS
	William P. Foley, II (Chair)	Raymond R. Quirk (CEO)	Douglas K. Ammerman	Thomas M. Hagerty	Daniel D. Lane	Sandra D. Morgan	Heather H. Murren	John D. Rood	Peter O. Shea, Jr.	Cary H. Thompson
Board of Directors Experience	✓	✓	✓	✓	✓		✓	✓	✓	✓
Industry Experience	✓	✓			✓			✓	✓
CEO/Business Head/Leadership	✓	✓			✓	✓	✓	✓	✓	✓
International	✓			✓						✓
Human Capital Management/ Compensation	✓	✓		✓	✓			✓	✓	✓
Finance/Capital Allocation	✓	✓	✓	✓	✓		✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory	✓	✓				✓	✓	✓	✓	✓
Real Estate	✓	✓			✓			✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓		✓				✓	✓	✓
Technology/Systems	✓	✓		✓			✓	✓
Legal	✓					✓				✓
Marketing/Sales	✓	✓	✓	✓	✓		✓	✓	✓	✓
Board Tenure	15	4	15	15	15		4	7	14	15
Age	76	74	69	58	86	43	54	66	54	64
Ethnic or Gender Diversity						✓	✓

* Ms. Morgan was elected to our board in October 2020.

Nominees for Class I Directors – Term Expiring 2024 (if elected)
Name	Position
Raymond R. Quirk	Chief Executive Officer and Director
Sandra D. Morgan	Member of the Corporate Governance and Nominating Committee
Heather H. Murren	Member of the Audit Committee Member of the Compensation Committee
John D. Rood	Member of the Audit Committee Member of the Corporate Governance and Nominating Committee

Fidelity National Financial, Inc.	24

Raymond R. Quirk. Mr. Quirk has served as Chief Executive Officer of FNF since December 2013 and as a director of FNF since February 2017. Previously, he had served as the President of FNF since April 2008. Mr. Quirk served as Co-President since May 2007 and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. Mr. Quirk also serves on the board of directors of J. Alexander’s Holdings, Inc.

Mr. Quirk’s qualifications to serve on the FNF board of directors include his more than 35 years of experience with FNF, his deep knowledge of our business and industry and his strong leadership abilities.

Sandra D. Morgan. Ms. Morgan is the immediate past Chairwoman of the Nevada Gaming Control Board. She was appointed to this role by Governor Steve Sisolak and is the first African-American to have served as Chair. Ms. Morgan was previously appointed to the Nevada Gaming Commission by Governor Brian Sandoval in April 2018. While serving as a Commissioner, Ms. Morgan also served as Director of External Affairs for AT&T Services, Inc. from September 2016 to January 2019 and was responsible for managing AT&T’s government and community affairs in Nevada. She previously served as the City Attorney for the City of North Las Vegas from May 2008 to August 2016 and was the first African-American City Attorney in the State of Nevada. Prior to her public service with the City of North Las Vegas, Ms. Morgan served as Litigation Attorney for MGM Mirage (now known as MGM Resorts) from 2005 to May 2008. Ms. Morgan previously served as an Athletic Commissioner on the Nevada State Athletic Commission and served on the Board of Directors for Jobs for Nevada’s Graduates.

Ms. Morgan’s qualifications to serve on our board include her legal expertise and experience, her governmental and regulatory experience on the Nevada Gaming Commission, her leadership in both the private and public sectors, and her independence. Our board appointed Ms. Morgan to serve as Chair of a Special Litigation Committee of our board, which was formed for the purpose of investigating and evaluating the claims and allegations asserted in a putative derivative action, asserting claims on behalf of the Company, captioned City of Miami General Employees’ and Sanitation Employees’ Retirement Trust v. William P. Foley, II, et al., and to make a determination as to how the Company should proceed with respect to such action and the claims and allegations asserted therein.

Heather H. Murren. Ms. Murren is a private investor. She retired as a Managing Director and group head of Global Securities and Economics at Merrill Lynch in 2002 after more than a decade on Wall Street. In 2002, Ms. Murren founded the nonprofit Nevada Cancer Institute, a cancer research and treatment center, where she served as Chairman and CEO and then as a board member until the institute merged into Roseman University in 2013. She was appointed by Congress to serve on the Financial Crisis Inquiry Commission from 2009 to 2011. The Commission’s findings, “The Financial Crisis Inquiry Report” was listed on the New York Times bestseller list. Ms. Murren was appointed and served as a Commissioner on the White House Commission on Enhancing National Cybersecurity in 2016. The Commission’s findings were presented to President Obama in December 2016. She serves on the Board of Trustees of the Johns Hopkins University and the Johns Hopkins University Applied Physics Laboratory and formerly served on the board of MannKind Corporation.

25	Fidelity National Financial, Inc.

Ms. Murren’s qualifications include her strong background in finance gained during her time at Merrill Lynch, her leadership experience as a group leader at a leading Wall Street firm and as founder, Chair and CEO at various non-profits, and her regulatory and cyber-security knowledge from serving on the Financial Crisis Inquiry Commission and Commission on Enhancing National Cybersecurity. Ms. Murren also serves as a member of the Special Litigation Committee of our board.

John D. Rood. Mr. Rood has served on our board of directors since May 2013. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with more than 30 years of experience in multifamily development and investment. Mr. Rood also serves on the board of directors of Black Knight. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc., and currently serves on several private boards. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board, and to the Enterprise Florida and Space Coast Florida board of directors in September 2016.

Mr. Rood’s qualifications to serve on the FNF board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy, his understanding of cyber-security risks gained through director training programs, and his experience as a director on boards of both public and private companies. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors, or NACD. He is a Board Leadership Fellow with NACD.

Class II Directors – Term Expiring 2022
Name	Position
Daniel D. (Ron) Lane	Member of the Compensation Committee
Cary H. Thompson	Member of the Compensation Committee

Daniel D. (Ron) Lane. Mr. Lane has served as a director of the Company since 2005, and as a director of predecessors of FNF since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation comprising several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane served as a director of CKE Restaurants, Inc. from 1993 through 2010, and served as a director of FIS from February 2006 to July 2008, and as a director of LPS from July 2008 until March 2009. Mr. Lane is also a member of the Board of Trustees of the University of Southern California.

Mr. Lane’s qualifications to serve on the FNF board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman and Chief Executive Officer of Lane/ Kuhn Pacific, Inc., his deep knowledge of FNF and our business landscape as a long-time director, and his experience as a member of the boards of directors of other companies.

Fidelity National Financial, Inc.	26

Cary H. Thompson. Mr. Thompson has served as a director of the Company since 2005, and as a director of predecessors of FNF since 1992. Mr. Thompson currently is Executive Vice Chairman of Global Corporate and Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson served as a director of FIS from February 2006 to July 2008, as a director of Lender Processing Services, Inc. from July 2008 to March 2009, and on the board of managers of Black Knight Financial Services, LLC from January 2014 until April 2015.

Mr. Thompson’s qualifications to serve on the FNF board include his experience in corporate finance and investment banking, his knowledge of financial markets, and his expertise in running a large and complex business organization and negotiating and consummating complicated financial transactions.

Class III Directors —Term Expiring 2023
Name	Position
William P. Foley, II	Chairman of the Board
Douglas K. Ammerman	Chairman of the Audit Committee
Thomas M. Hagerty	Director
Peter O. Shea, Jr	Chairman of the Corporate Governance and Nominating Committee

William P. Foley, II. Mr. Foley is a founder of FNF and has served as Chairman of our board of directors since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley also serves as Chairman of the board of directors of Black Knight since December 2014, as Chairman of Cannae since July 2017, as Chairman of Dun & Bradstreet Holdings, Inc. (DNB) since February 2019, and as Chairman of Paysafe Limited since March 2020. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, which is privately held. Mr. Foley serves on the boards of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Art and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley is also Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. Mr. Foley previously served as a director of special purpose acquisition companies Foley Trasimene Acquisition Corp. (FTAC), Austerlitz Acquisition Corporation I, Austerlitz Acquisition Corporation II, and Trebia Acquisition Corp. In addition, Mr. Foley formerly served as a director of Foley Trasimene Acquisition Corp. II (FTAC II) until its merger with Paysafe Limited, as Co-Chairman of FGL Holdings, as a director of Ceridian HCM Holding, Inc. and as Vice Chairman of Fidelity National Information Services, Inc. (FIS). After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington.

Mr. Foley’s qualifications to serve on our board include 37 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies

27	Fidelity National Financial, Inc.

in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley provides high value-added services to FNF and has sufficient time to focus on FNF.

Douglas K. Ammerman. Mr. Ammerman has served as a director of the Company since 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Stantec Inc., where he serves as Chairman, DNB, FTAC and J. Alexander’s Holdings Inc. Mr. Ammerman formerly served on the boards of Remy International, Inc., El Pollo Loco, Inc. and William Lyon Homes.

Mr. Ammerman’s qualifications to serve on the FNF board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG, and his experience as a director on the boards of other companies.

Thomas M. Hagerty. Mr. Hagerty has served as a director of the Company since 2005, and as a director of predecessors of FNF since 2005. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty currently serves as a director of Black Knight, FleetCor Technologies, Ceridian HCM Holdings, Inc. and DNB. Mr. Hagerty formerly served on the boards of FTAC, First Bancorp, MoneyGram International and FIS.

Mr. Hagerty’s qualifications to serve on the FNF board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

Peter O. Shea, Jr. Mr. Shea has served as a director of the Company since April 2006. Mr. Shea is the President and Chief Executive Officer of J.F. Shea Co., Inc., a private company with operations in home building, commercial property development and management and heavy civil construction. Prior to his service as President and Chief Executive Officer, he served as Chief Operating Officer of J.F. Shea Co., Inc.

Mr. Shea’s qualifications to serve on the FNF board of directors include his experience in managing multiple and diverse operating companies and his knowledge of the real estate industry, particularly as President and Chief Executive Officer of J.F. Shea Co., Inc.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The Class I directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The current number of directors is ten. The board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the board as Class I directors for a three-year term expiring in 2024.

Fidelity National Financial, Inc.	28

Raymond R. Quirk
Sandra D. Morgan
Heather H. Murren
John D. Rood

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Mr. Quirk, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors–Information About the Director Nominees and Continuing Directors.”

Name	Position	Age
Raymond R. Quirk	Chief Executive Officer	74
Michael J. Nolan	President	61
Roger Jewkes	Chief Operating Officer	62
Anthony J. Park	Executive Vice President and Chief Financial Officer	54
Peter T. Sadowski	Executive Vice President and Chief Legal Officer	66
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	59

Michael J. Nolan. Mr. Nolan has served as President of the Company since January 2016. He served as the Co-Chief Operating Officer from September 2015 until January 2016. Additionally, he has served as President of Eastern Operations for Fidelity National Title Group since January 2013 and Executive Vice President Division Manager since May 2010. Previously, Mr. Nolan served as Regional Manager from 2003 through 2010 and state and branch manager positions from 1998 through 2003. Since joining company in 1983, Mr. Nolan has served in numerous executive and management positions, including President, Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations for the Midwest and East coast. Also, Mr. Nolan has overall responsibility for the Company’s operations in Canada as well as IPX, Fidelity’s 1031 exchange company, and FRS, Fidelity’s relocation company.

Roger Jewkes. Mr. Jewkes has served as Chief Operating Officer of FNF since January 2016 and served as Co-Chief Operating Officer from September 2015 to January 2016. Previously, he served as an Executive Vice President of FNF and was appointed to that position in 2001. Since joining FNF through an acquisition in 1987, Mr. Jewkes has served in several executive and operational management positions including President of Western Operations, Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing a significant number of direct operations along with some ancillary companies held by FNF.

29	Fidelity National Financial, Inc.

Anthony J. Park. Mr. Park has served as Executive Vice President and Chief Financial Officer of FNF since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005.

Peter T. Sadowski. Mr. Sadowski has served as Executive Vice President and Chief Legal Officer of FNF since 2008. Prior to that, Mr. Sadowski served as Executive Vice President and General Counsel of FNF since 1999. Mr. Sadowski has also served as Executive Vice President and Chief Legal Officer of Cannae since April 2017. Mr. Sadowski is a Trustee of the Folded Flag Foundation and the Vegas Golden Knights Foundation.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010. He has served as Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993. Mr. Gravelle has also served as Executive Vice President and General Counsel of Black Knight, Inc. and its predecessors since January 2014, where he also served as Corporate Secretary from January 2014 until May 2018. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle also serves as General Counsel and Corporate Secretary of FTAC since April 2020, and Austerlitz I and Austerlitz II since March 2021. Mr. Gravelle previously served as General Counsel and Corporate Secretary of FTAC II from July 2020 through March 2021.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Compensation programs that we adopt in the future may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2020, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. Our named executive officers, and their titles, in 2020 were:

•	Raymond R. Quirk, our Chief Executive Officer

•	Michael J. Nolan, our President

•	Roger S. Jewkes, our Chief Operating Officer

•	Anthony J. Park, our Executive Vice President and Chief Financial Officer

•	Peter T. Sadowski, our Executive Vice President and Chief Legal Officer

Fidelity National Financial, Inc.	30

EXECUTIVE SUMMARY

FINANCIAL HIGHLIGHTS

FNF has a long history of delivering consistent, industry-leading operating results and investment returns to our shareholders. Despite the challenges posed by COVID-19 pandemic, FNF continued to outperform the industry in 2020 as we generated $10.2 billion of total revenue (excluding $568 million of noncash, valuation gains on investment securities) and $1.5 billion of net earnings from continuing operations, consistent with an increase in overall U.S. residential mortgage originations.

As reflected in the following charts, over the previous five years, we have delivered consistently strong revenue and earnings.

	Year ended December 31, 2020
	2016	2017	2018	2019	2020
Total Revenue Excluding Valuation Gains/Losses (in millions)	$7,257	$7,663	$7,689	$8,141	$10,210
Net Earnings from Continuing Operations (in millions)	$622	$639	$635	$1,076	$1,477

TOTAL REVENUE

NET EARNINGS FROM CONTINUING OPERATIONS

31	Fidelity National Financial, Inc.

Our consistent operating results have translated to strong returns for our shareholders. During the three-year period, from January 1, 2018 through December 31, 2020, we delivered a total return to our shareholders of approximately 9%, compared to a total return on the S&P 500 of approximately 47% during the same period. This includes a return of approximately $1.1 billion during this three-year period to our shareholders in the form of cash dividends. Total shareholder return is based on stock price changes as adjusted to account for corporate actions, including the Spin-off of Black Knight, Inc. (Black Knight) and the Split-off of Cannae Holdings, Inc. (Cannae).

COVID-19 PANDEMIC – IMPACT ON BUSINESS AND EXECUTIVE COMPENSATION

FNF’s Responses

Fiscal year 2020 brought unique challenges to FNF, our employees, clients and the communities in which we live and operate. Throughout the COVID-19 global pandemic, caring for the wellbeing of our employees has been a primary focus. FNF’s executive officers mobilized quickly to ensure that our employees were safe, secure, engaged and productive. To support our employees during this time, we promoted remote work where possible, increasing sanitization protocols and ensuring that our employees are aware of the resources available to help them navigate the challenges and stresses during the pandemic.

FNF’s Business Performance

The first two months of 2020 began with strong inventory levels and robust activity in all three segments of our title business – residential purchase, residential refinance and commercial. Consequently, FNF generated an impressive 14.4% first quarter adjusted pre-tax title margin, well ahead of its competitors. In the second quarter, residential purchase orders and commercial opened order activity declined as compared to the second quarter in 2019, while residential refinance orders remained strong throughout 2020.

Despite the extraordinary challenges posed by COVID-19 on the global economy and our business, company-wide expense reductions implemented by management and a strong residential refinance market bolstered FNF’s overall 2020 results. We are the nation’s largest title insurance and settlement services company, and 2020 was a record year for us as we led the industry in title revenue and adjusted title margin – delivering the highest title revenue and adjusted title margin in our history. Our achievements in 2020 include:

•	Successful transition to a primarily remote working environment with minimal impact on productivity

•	Led the title industry in diversification from a geographic, product and revenue channel perspective

•	We hold the #1 market share in the residential purchase, refinance and commercial markets

•	We hold the #1 or #2 market position in 43 states

•	Successfully completed the $2.7B acquisition of F&G – through our F&G business, we are a top 5 Fixed Indexed Annuity (FIA) writer in the FIA industry

Fidelity National Financial, Inc.	32

COMPENSATION MATTERS

Significant Salary Reductions

We enacted significant salary reductions among our executive leadership team, and for our named executive officers. Mr. Quirk had his salary reduced by 50% from May 1, 2020 through July 31, 2020. Messrs. Nolan, Jewkes and Anthony J. Park had their salaries reduced by 30% from May 1, 2020 through July 31, 2020. Mr. Sadowski had his salary reduced by 15% during the same period.

Cash-Based Annual Bonus

The compensation committee has historically approved our fiscal year business performance objectives and target incentive opportunities in the first quarter. Unlike previous years, the COVID-19 pandemic and global economic downturn posed an unprecedented amount of uncertainty to our business at such time, which made forecasting reasonable incentive performance and business conditions difficult. In March 2020, in consultation with the compensation committee’s compensation consultant Mercer, the compensation committee decided to defer the determination of the 2020 cash-based annual incentive awards measures and performance targets.

In July 2020, the compensation committee discussed its approach to setting the measures and performance targets for the cash-based annual incentive awards. The compensation committee considered actions taken by FNF and the performance results in the first half of the year, alternative approaches proposed by management and actions taken by other companies. Due to ongoing economic uncertainty related to COVID-19, the status of the real estate market, uncertainty related to interest rates and FNF’s performance at that time, after careful deliberation and in consultation with Mercer, the compensation committee determined to defer goal-setting until the economic and real estate environment settled, with the expectation that it would assess financial performance after year-end based on all relevant facts and circumstances.

The compensation committee is committed to ensuring that FNF’s executive compensation program promotes the alignment of executive and shareholder interests and focuses on FNF’s key performance objectives. In determining the 2020 cash-based incentive awards, the compensation committee adhered to FNF’s historical practice and pay philosophy to attract and retain outstanding leaders, to motivate and reward them for achieving performance goals, and to support the creation of long-term shareholder value.

In February 2021, the compensation committee elected to use its discretion and analyzed the Company’s title segment performance for 2020 versus the performance of its industry peers and prior year performance. The committee reviewed FNF’s overall results with a primary focus on adjusted title revenue and adjusted pre-tax title margin – the two-performance metrics used in past years for determining the cash-based annual incentive plan. The committee considered that the Company achieved $9.2 billion of adjusted title revenue and 19.6% adjusted pre-tax title margin in 2020, representing an increase of 16.4% and 20.2%, respectively, over prior year results. The committee discussed that, based upon historical standards, funding of annual incentives at the maximum level would be justified even under normal circumstances and the absence of a pandemic. For these reasons, the committee determined to approve annual incentive payouts to the named executive officers at the maximum permissible level for 2020.

33	Fidelity National Financial, Inc.

PAY FOR PERFORMANCE

Our compensation committee takes great care to develop and refine an executive compensation program that recognizes our stewardship responsibility to shareholders while our talent supports a culture of growth, innovation, and performance.

The primary goal of our executive compensation programs in 2020 was to drive continued growth and successful execution of our strategic business objectives. We believe our programs achieve this goal by:

•	Tying material portions of our named executive officers’ compensation to the performance of our core title operations;

•	Structuring our performance-based programs to focus our named executive officers on attaining pre-established, objectively determinable key performance goals that are aligned with and support our key strategic business objectives, which, in turn, are aimed at growing long-term value for our shareholders;

•	Recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements; and

•	Attracting, motivating, and retaining a highly qualified and effective management team that can deliver superior performance and build shareholder value over the long-term.

As in past years, there was a direct correlation between our named executive officers’ pay and our performance in 2020. Here are a few highlights:

•	We achieved $9.2 billion of adjusted title revenue and 19.6% adjusted pre-tax title margin in 2020, representing an increase of 16.4% and 20.2%, respectively, over prior year results. Consistent with this strong performance, our named executive officers earned an annual incentive payout at the maximum level. See the “FNF Annual Incentive Performance Measures and Results” section below.

•	We exceeded the quarterly adjusted pre-tax title margin goals set by our compensation committee as performance criteria for our 2019 restricted stock awards. As a result, we expect these awards to fully vest, subject to each executive’s continued employment with us to satisfy the time-based vesting requirements for those awards.

We used adjusted pre-tax title margin as a performance factor when determining our named executive officers’ 2020 annual cash bonuses and as a performance objective for our 2020 long-term performance-based restricted stock awards. Our compensation committee gave strong consideration to whether this measure should be considered in both the annual incentive plan and our long-term incentive awards. In recognition of the fact that it is one of the most important measures to our investors of the financial performance of our business, the committee determined it should be used in both programs. The committee determined it should be considered in determining 2020 bonus amounts because it is a leading measure of operating performance and efficiency, has a strong correlation to our annual strategic plan and is directly affected by the actions of our executives in both strong and weak real estate markets. The committee determined

Fidelity National Financial, Inc.	34

it should be used in our long-term performance-based restricted stock awards because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long-term strategy, and therefore can have a significant impact on our long-term stock price and investor expectations.

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. The measures are adjusted to exclude the impact of certain non-recurring and other items. We explain how we calculate these measures in the “Analysis of Compensation Components” section below

SHAREHOLDER VOTE ON 2019 EXECUTIVE COMPENSATION

At our 2020 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say on pay” vote, on the compensation of our named executive officers in 2019 as disclosed in the 2020 proxy statement. Approximately 89% of our shareholders approved our “say on pay” proposal. The compensation committee considered these results when evaluating our executive compensation programs.

SHAREHOLDER OUTREACH IN 2020

Our compensation committee is committed to listening and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2020 annual meeting of shareholders and the 2019 “say on pay” shareholder vote, our President and Chief Financial Officer met with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, and to discuss and receive feedback on our compensation programs. In this regard, we met with investors at more than 9 investor conferences and numerous one-on-one meetings. The investors with whom we met in 2020 represented over 65% of our top 20 shareholders, who collectively owned more than 24% of our shares as of December 31, 2020.

GOVERNANCE AND COMPENSATION BEST PRACTICES

We periodically review our compensation programs and make adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.

Some of the best practices adopted by our compensation committee or full board of directors include the following:

35	Fidelity National Financial, Inc.

Things We Do
✓	Deliver total compensation predominantly through variable pay
✓	Maintain robust stock ownership requirements
✓	Maintain a clawback policy for incentive-based compensation
✓	High ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based)
✓	Undertake an annual review of compensation risk
✓	Limit perquisites
✓	Have performance-based vesting provision in restricted stock grants to our officers, including our named executive officers
✓	Require that any dividends or dividend equivalents on restricted stock and other awards are subject to the same underlying vesting requirements applicable to the awards – that is, no payment of dividends or dividend equivalents are made unless and until the award vests
✓	Have transparent executive compensation disclosures in our annual proxy statements
✓	Use a thorough methodology for comparing our executive compensation to market practices
✓	A policy that annual grants of restricted stock will utilize a vesting schedule of not less than three years
✓	Retain an independent compensation consultant that reports solely to our compensation committee, and that does not provide our compensation committee services other than executive compensation consulting
✓	Cap payouts on incentive awards
✓	Use non-discretionary, pre-established, objectively determinable performance goals for our incentive awards (Exception: annual cash awards in 2020 due to the COVID-19 pandemic)
Things We Don’t Do
X	Provide tax gross-ups or reimbursement of taxes
X	Have liberal change in control definitions
X	Include modified single trigger severance provisions – which provide severance upon a voluntary termination of employment following a change in control – in our executive agreements
X	Allow hedging and pledging transactions involving our securities
X	Have multi-year guarantees for salary increases,non-performance-based bonuses or guaranteed equity compensation in our executive employment agreements

COMPONENTS OF TOTAL COMPENSATION AND PAY MIX

We compensate our executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also provide our executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs. The following table provides information regarding the elements of compensation provided to our named executive officers in 2020:

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Category of Compensation	Type of Compensation	Purpose of the Compensation
Fixed Cash Compensation	Salary	Salary provides a level of assured, regularly paid, cash compensation that is competitive and helps attract and retain key employees.
Short-term Performance-based Cash Award	Cash Award Tied to 2020 Performance	A cash award was paid to our named executives in 2020 to reward historic strong performance and achievement of our key business objectives despite the challenges created by the COVID-19 pandemic.
Long-term Equity Incentives	Performance-based Restricted Stock Tied to Financial Metrics	Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to our adjusted pre-tax title margin and to the long-term financial interests of our shareholders, as well as to retain key executives through a three-year vesting period and maintain a market competitive position for total compensation.
Benefits & Other	ESPP, 401(k) Plan, health insurance and other benefits	Our named executive officers’ benefits generally mirror our company-wide employee benefit programs. For security safety reasons and to make travel more efficient and productive for our named executive officers, they are eligible to travel on our corporate aircraft.

ALLOCATION OF TOTAL COMPENSATION FOR 2020

The following chart and table show the average allocation of 2020 Total Compensation reported in the Summary Compensation Table among the components of our compensation programs:

NAMED EXECUTIVE OFFICERS’

2020 Compensation Mix

17.9%
5.1%
12.8%
44.3%
37.8%
82.1%
Performance-Based Compensation
Base Salary
Cash Bonus
Restricted Stock
Other

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	2020 COMPENSATION MIX
	Salary	Annual Cash Incentives	Performance- based Restrictions Stock	Benefits and Other	Total Compensation	Performance- based Compensation
Raymond R. Quirk	9.1%	36.0%	50.4%	4.5%	100%	86.4%
Anthony J. Park	16.4%	37.2%	40.2%	6.2%	100%	77.4%
Michael J. Nolan	13.9%	39.2%	42.1%	4.8%	100%	81.3%
Roger S. Jewkes	14.6%	41.0%	38.8%	5.6%	100%	79.8%
Peter T. Sadowski	16.6%	37.8%	40.0%	5.6%	100%	77.8%

As illustrated above, a significant portion of each named executive officer’s total compensation is based on performance-based cash and equity incentives that are tied to our financial performance and stock price.

Our compensation committee believes this emphasis on performance-based incentive compensation is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers’ interests with the interests of our shareholders.

ANALYSIS OF COMPENSATION COMPONENTS

BASE SALARY

Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by its external independent compensation consultant, Mercer, as well as a number of qualitative factors, including each named executive officer’s experience, knowledge, skills, level of responsibility and performance. In 2020, none of our named executive officers received salary increases. Rather, in light of the COVID-19 pandemic and the economic downturn, from May 1, 2020 through July 31, 2020, Mr. Quirk’s base salary was reduced by 50%, Messrs. Park’s, Nolan’s and Jewkes’ base salaries were reduced by 30%, and Mr. Sadowski’s base salary was reduced by 15%.

ANNUAL PERFORMANCE-BASED CASH INCENTIVES

Annual incentives play an important role in our approach to total compensation, as they motivate participants to achieve key fiscal year objectives by conditioning the payment of incentives on the achievement of defined, objectively determinable financial performance goals.

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The compensation committee has historically approved our fiscal year business performance objectives and target incentive opportunities in the first quarter. Unlike previous years, the COVID-19 pandemic and global economic downturn posed an unprecedented amount of uncertainty to our business at such time, which made forecasting reasonable incentive performance and business conditions difficult. In March 2020, in consultation with the compensation committee’s compensation consultant Mercer, the compensation committee decided to defer the determination of the 2020 cash-based annual incentive awards measures and performance targets.

In July 2020, the compensation committee discussed its approach to setting the measures and performance targets for the cash-based annual incentive awards. The compensation committee considered actions taken by FNF and the performance results in the first half of the year, alternative approaches proposed by management and actions taken by other companies. Due to ongoing economic uncertainty related to COVID-19, the status of the real estate market and FNF’s performance at that time, after careful deliberation and in consultation with Mercer, the compensation committee determined to defer goal-setting until the economic and real estate environment settled, with the expectation that it would assess financial performance after year-end based on all relevant facts and circumstances.

In February 2021, the compensation committee elected to use its discretion and analyzed the Company’s title segment performance for 2020 versus prior year performance. The committee reviewed FNF’s overall results with a primary focus on adjusted title revenue and adjusted pre-tax title margin – the two-performance metrics used in past years for determining the cash-based annual incentive plan. The committee considered that the Company achieved $9.2 billion of adjusted title revenue and 19.6% adjusted pre-tax title margin in 2020, representing an increase of 16.4% and 20.2%, respectively, over prior year results. The committee discussed that, based upon historical standards, funding of annual incentives at the maximum level would be justified even under normal circumstances and the absence of a pandemic. For these reasons, the committee determined to approve annual incentive payouts to the named executive officers at the maximum permissible level for 2020.

An important tenet of our pay-for-performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company.

Following the conclusion of fiscal year 2020, in determining the performance cash awards to our executives, our compensation committee considered the following factors, which are discussed in more detail below:

•	Despite the extraordinary challenges posed by COVID-19 on the global economy and our business, our management team implemented company-wide expense reductions, including reductions to their own salaries, effectively implemented a work-from-home strategy for most of our workforce while maintaining productivity;

•	Our executive team’s extraordinary efforts during this challenging year, combined with a strong residential refinancing market, resulted in the highest title revenue and adjusted title margin in our history;

•	2020 actual performance as compared to 2019 performance targets and 2019 actual performance. In 2020, FNF grew adjusted title revenues by 16.4%, increased adjusted title pre-tax earnings by 39.5%, and increased adjusted pre-tax title margin by 20.2%;

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•	Our 2020 business plan, including our underlying assumptions relating to 2020 refinance volumes and residential purchase market projections following consideration of MBA and Fannie Mae forecasts, projections for the national commercial market based upon forecasts by the Urban Land Institute, the interest rate environment, housing affordability, and recent and expected industry and company trends; and

•	Alignment of the 2020 performance results with the investment community’s published projections for us and our publicly traded title company competitors.

FNF Annual Incentive Performance Measures and Results. Although the compensation committee did not set pre-defined 2020 performance goals under the FNF incentive plan, after the conclusion of 2020, the compensation committee reviewed FNF’s overall performance compared to its peers. The committee looked at the two performance goals used in previous years – adjusted revenue and adjusted pre-tax profit margin, which we refer to as “adjusted pre-tax title margin,” in each case relating to our title segment. We believe these two performance measures are among the most important measures to our investors of the financial performance of our business. Title revenue is a leading measure of growth, market share, customer satisfaction and product strength. Pre-tax margin relating to our title segment is a leading measure of operating performance and efficiency. Both measures are used by investors and analysts and can have a significant impact on long-term stock price and the investing community’s expectations. Additionally, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and our named executive officers’ significant stock ownership, these two measures analyzed on an annual basis provide a degree of checks and balances, requiring our named executive officers to consider both short-term and long-term performance of our businesses and investments. Adjusted title revenue and adjusted pre-tax title margin correspond to shareholder expectations, desired increase in our stock price, our annual budget, our long-term financial plan, and our board of directors’ expectations. Further, both are measures that executives can directly affect.

In the absence of the pandemic, the compensation committee would have used adjusted revenue and adjusted pre-tax title margin as the performance goals for our 2020 annual incentive plan. The target goal for a 100% payout would have been based upon our budgeted adjusted revenue and adjusted pre-tax title margin, with the threshold goals being slightly below the budget for those metrics with a payout of 50% and the maximum goals being set slightly above those the budget for those metrics with a maximum payout of 200% of the executive’s target incentive. The committee has taken a similar approach for our 2021 annual incentive plan based upon our 2021 budgeted adjusted revenue and pre-tax title margin. The compensation committee’s consideration of our 2020 performance relative to these two metrics was intended to be consistent with the committee’s approach to goal setting and determining our executives’ performance in normal years under our annual incentive plan.

In the following table, we explain how we calculate the performance measures and why we use them.

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Performance Measure	How Calculated[1]	Reason for Use
Adjusted Title Revenue	Adjusted title revenue is based on GAAP revenue from our title segment as reported in our annual financial statements, excluding recognized gains and losses.

Adjusted title revenue is an important measure of our growth, our ability to satisfy and retain our clients, gain new clients and the effectiveness of our services and solutions. Adjusted title revenue is widely followed by investors.

Adjusted Pre-Tax Title Margin

Adjusted pre-tax title margin is determined by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding recognized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding recognized gains and losses.

We selected adjusted pre-tax title margin as a measure for the short-term incentives because it is a financial measure that is significantly influenced by the performance of our executives, promotes a focus on operational efficiency and cost management, aligns the executives’ short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within the title industry. We believe maintaining strong margins is particularly important in a declining market. The exclusion of income taxes, non-controlling interests, recognized gains and losses, and purchase price amortization from the calculation of adjusted pre-tax title margin results in a measure that better reflects our continuing operations, which is directly influenced by the performance of our executives rather than ancillary market and economic factors.

1.	The adjustments to title revenue and pre-tax title margin are intended to produce a performance measure that reflects the financial performance of our continuing operations, which is directly influenced by the performance of our executives, and to exclude the impact of external market and economic factors.

The title insurance business is directly impacted by managements’ effectiveness in executing on our business strategy, and macro-economic factors such as mortgage interest rates, credit availability, job markets, economic growth, and changing demographics. Changes to mortgage interest rates, in particular, can have a significant impact on our title revenues and title margin.

In assessing our performance with respect to adjusted title revenues and adjusted pre-tax title margin, we plan for acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations. These adjustments encourage our executives to focus on achieving strong financial performance and efficient operation of our continuing businesses during the year to achieve the performance measures. The adjustments also ensure that our compensation committee is measuring management’s performance at the end of the period consistently with our budget for that period so that the measures serve as barometers of management’s performance in satisfying and retaining our clients, obtaining new clients, and operating the business efficiently. The adjustments also encourage our executives to focus on the long-term benefit of acquisitions or divestitures regardless of whether they may have a positive or negative impact on our adjusted revenue or pre-tax title margin in the current year.

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In February 2021, the compensation committee elected to use its discretion and analyzed the Company’s title segment performance for 2020 versus prior year performance. The committee reviewed FNF’s overall results with a primary focus on adjusted title revenue and adjusted pre-tax title margin – the two-performance metrics used in past years for determining the cash-based annual incentive plan. The committee considered that the Company achieved $9.2 billion of adjusted title revenue and 19.6% adjusted pre-tax title margin in 2020, representing an increase of 16.4% and 20.2%, respectively, over prior year results. The committee discussed that, based upon historical standards, funding of annual incentives at the maximum level would have been justified even under normal circumstances and the absence of a pandemic. For these reasons, the committee determined to approve annual incentive payouts to the named executive officers at 200% of each executive’s target bonus opportunity (consistent with their target opportunity under our 2019 annual incentive plan). In light of management’s extraordinary management of the Company during a challenging year with unexpected headwinds, the compensation committee determined that our executives’ bonus amounts should be based upon 2020 base salary without adjustment for salary reductions from May 1, 2020 through July 31, 2020.

Our 2020 results exceeded expectations due to strong performance in a challenging environment and effective cost management by our executives, including a 13.4% increase in direct title insurance premiums which resulted from an increase in closed order volumes driven by increased residential refinance activity as a result of lower mortgage interest rates in 2020 compared to 2019, partially offset by a decrease in the average fee per file driven by a reduction in the proportion of purchase orders compared to refinance orders in 2020 compared to 2019. Remittances for agency title insurance premiums increased 21.5% year-over-year reflecting an improving residential purchase environment in many markets throughout the country and a concerted effort by management to increase remittances with existing agents as well as cultivate new relationships with potential new agents. In addition, lower mortgage rates resulted in increased refinance business with agents. Our executives’ performance directly impacted our ability to effectively manage our business in response to each of these factors and deliver strong results for our shareholders.

The table below presents a reconciliation of our GAAP total revenue and pre-tax earnings to our adjusted revenue, adjusted pre-tax earnings and adjusted pre-tax margin for the title segment of the Company. Dollar amounts are in millions.

Twelve Months Ended December 31, 2020	Title
Total revenue	$9,374
Pre-tax earnings (loss)	$1,878
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	(143)
Purchase price amortization	73
Other adjustments	1
Total non-GAAP adjustments before taxes	(69)
Adjusted revenue	$9,231
Adjusted pre-tax earnings (loss)	$1,809
Adjusted pre-tax margin	19.6%

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The following table shows each named executive officer’s 2020 base salary (without adjustment for salary reductions from May 1, 2020 through July 31, 2020 related to the pandemic and economic downturn), their target bonus opportunity (consistent with their target opportunity under our 2019 annual incentive plan), and their 2020 annual incentive bonus at 200% of their target opportunity (consistent with a payout at the maximum level under our 2019 annual incentive plan).

Name	2020 Base Salary	2020 Bonus Target (%)	2020 Bonus Target ($)	2020 Total Bonus Earned
Raymond R. Quirk	$1,000,000	175%	$1,750,000	$3,500,000
Anthony J. Park	$565,000	105%	$593,250	$1,186,500
Michael J. Nolan	$680,000	130%	$884,000	$1,768,000
Roger S. Jewkes	$680,000	130%	$884,000	$1,768,000
Peter T. Sadowski	$550,000	105%	$577,500	$1,155,000

LONG-TERM EQUITY INCENTIVES

On October 31, 2020, we granted performance-based restricted stock to each of our named executive officers.

We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to grant equity awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties.

Our compensation committee’s determinations are not formulaic; rather, in the context of competitive market compensation data and our stated pay philosophy, our compensation committee determines the share amounts on a subjective basis in its discretion and may differ among individual executive officers in any given year. Following is a brief discussion regarding the awards made in 2020.

Performance-based Restricted Stock. In 2020, the proportion of the FNF equity awards consisting of performance-based restricted stock remained at 100%. As in recent years, we did not grant stock options or awards that vest solely based on continued service to our named executive officers.

The restricted stock awards vest over three years, provided we achieve adjusted pre-tax margin in our title segment of 9.5% in at least two of the five quarters beginning October 1, 2020. We considered various alternative measures, but we again selected adjusted pre-tax title margin, which measures our achievements in operating efficiency, profitability and capital management. The committee determined to use adjusted pre-tax title margin because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long-term strategy, and therefore can have a significant impact on our long-term stock price.

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When we set our adjusted pre-tax title margin performance goal in October 2020, the compensation committee considered the MBA’s forecast of a 30% decline in residential mortgage originations in 2021 and an increase of 20 basis points in the 30-year fixed mortgage interest rate, which, in particular, can have a significant impact on our title margins. Mortgage rates are a key determinant in the level of real estate transaction activity and an increase in mortgage rates could depress both the refinance and purchase markets considerably. Given the surge in refinance orders during 2020 caused by unprecedentedly low mortgage rates, the compensation committee considered MBA’s forecast that refinance originations would fall by 56% in 2021 compared to 2020 and the likelihood that refinance activity would not continue at then-current levels. The committee also considered Urban Land Institute’s forecast of a softer commercial real estate market in 2021 and the combination of uncertainty associated with COVID-19, rising interest rates, a limited housing supply, tight credit markets, increasing home prices and political uncertainty. The compensation committee balanced these considerations against management’s historically strong performance in managing expenses during different real estate cycles and ability to drive industry leading margins.

Based on these considerations for the performance period, the compensation committee determined to set the performance goal for our 2020 restricted stock awards at 9.5%, an increase of 5.6% over the 2019 performance goal of 9%, in order to encourage management to continue to drive strong expense management and margins in our title business.

Although we considered using a longer performance period for these awards, we determined that achievement of the criteria in at least two of the five quarters beginning October 1, 2020, which is the performance period we have historically used with respect to our performance-based equity awards, was the appropriate performance period because of the difficulty in predicting future performance of the mortgage market, particularly for a period of more than one year, because it is largely driven by interest rates, which may be volatile over a longer term, and other economic forces outside of our control, and because of the seasonality inherent in the title business, with the first quarter typically much weaker than the remaining quarters due to weather conditions and holidays impacting opened order activity in November and December resulting in fewer closings in the first quarter.

Adjusted pre-tax title margin is determined by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding recognized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding recognized gains and losses.

With respect to all restricted stock awards, credit is provided for dividends paid on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares – in other words, if the underlying shares do not vest, the dividends are forfeited.

BENEFIT PLANS

Our named executive officers generally participate in the same compensation programs as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our employee stock purchase plan, or ESPP. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

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401(k) Plan. We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, which were generally $19,500 in 2020. Vesting in matching contributions, if any, occurs proportionally each year over an employee’s first three years of continuous employment with us.

Deferred Compensation Plan. We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan. We maintain our ESPP through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one-year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. For information regarding the matching contributions made to our named executive officers in 2020 see “– Summary Compensation Table.”

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees, including life insurance, and our executives are eligible to participate in an executive medical plan. The taxable portion of the premiums on this additional life insurance is reflected in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote. We also offer a program under which we reimburse our employees escrow and title fees when they use one of our title companies in connection with the closing of their personal real estate transactions.

Other Benefits. We provide a few additional benefits to our executives. In general, the additional benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and our executives from certain business risks and potential threats. We also provide certain of our named executive officers with personal use of the corporate aircraft for security and safety reasons, although in 2020 none of our named executive officers used the corporate aircraft for personal use. Our compensation and audit committees regularly review the additional benefits provided to our executive officers and believe they are minimal. Further detail regarding other benefits in 2020 can be found in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION COMPENSATION AND BENEFITS

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations during and following a termination of employment, and in some instances, following a change in control.

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We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of the agreements, see the narrative following “– Grants of Plan-Based Awards” and “– Potential Payments Upon Termination or Change in Control.”

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual incentive plan and our omnibus incentive plan. During 2020, our compensation committee engaged Mercer, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee. Mercer reported directly to the compensation committee and received compensation only for services related to executive compensation issues. During 2020, the Company also engaged Guy Carpenter, another operating subsidiary of Marsh & McClennan, to provide surety and casualty insurance consulting and brokerage services. FNF paid Guy Carpenter fees of $2,261,465 in 2020. In April 2020, the compensation committee reviewed the independence of Mercer in accordance with the rules of the New York Stock Exchange regarding the independence of consultants to the compensation committee and affirmed the consultant’s independence and that no conflicts of interest existed.

The compensation consultant provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Mercer also assists our compensation committee in its annual review of a compensation risk assessment.

Our Chairman, Mr. Foley, participated in the 2020 executive compensation process by making recommendations with respect to the compensation of our Chief Executive Officer, Mr. Quirk. Mr. Quirk made recommendations with respect to the compensation of his direct reports, as discussed further below. In addition, Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the compensation committee, assisted Mercer in gathering financial information about FNF and stock ownership information for our executives for inclusion in the consultant’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, Mercer and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

ESTABLISHING EXECUTIVE COMPENSATION LEVELS

Our compensation committee considered several important qualitative and quantitative factors when determining the overall compensation of our named executive officers in 2020, including:

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•	The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our company’s performance;

•	The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	The business environment and our business objectives and strategy;

•	Our financial performance in the prior year;

•	The need to retain and motivate executives (even in the current business cycle, it is critical that we not lose key people and long-term incentives help to retain key people);

•	Corporate governance and regulatory factors related to executive compensation; and

•	Marketplace compensation levels and practices.

In evaluating the compensation of our named executive officers, our compensation committee considers the recommendations of our Chairman. Our compensation committee also considers our Chief Executive Officer’s recommendations with respect to the compensation of his direct reports. In making their recommendations, our Chairman and Chief Executive Officer review the performance of the other named executive officers, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Neither our Chairman nor our Chief Executive Officer makes a recommendation to our compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To assist our compensation committee, the compensation consultant conducted marketplace reviews of the compensation we pay to our executive officers. They gathered marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our omnibus incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all the factors described above.

For 2020, Mercer used two marketplace data approaches: (1) an aggregation of three general executive compensation surveys with a specific focus on companies with revenues of between $5 billion and $20 billion, and (2) compensation information for a group of 15 companies, or the FNF peer group. In light of our acquisition of F&G, FNF’s organization structure, business focus, and revenue size have changed since 2019. Mercer recommended, and our compensation committee approved, the removal Genworth Financial Inc., due to its pending acquisition by China Oceanwide Holdings Group and the addition of Athene Holding to capture the addition of F&G’s business which is not otherwise represented. Our peer group was based on a size range of approximately

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1/2 to 2 times that of FNF’s revenue, with consideration given to a combination of factors including revenues, assets, and market capitalization, industry focus (generally the insurance industry based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations, and because they compete with us for business and/or executive talent. When defining the peer group, our compensation committee, working with the compensation consultant, considered but were not limited by the standards used by ISS for identifying peer groups for public companies. The 2020 peer group consisted of:

American Financial Group	First American Financial Corporation

Aon plc	Lincoln National Corp.

Arch Capital Group Ltd.	Loews Corporation

Assurant Inc.	Old Republic International

Athene Holdings, Inc.	Principal Financial Group, Inc.

Cincinnati Financial Corporation	Unum Group

CNA Financial Corporation	W.R. Berkley Corporation

CNO Financial Group, Inc.

The compensation committee targeted pay levels within a reasonable range around the 50th percentile of the data when considering our named executive officers’ 2020 base salaries, annual performance-based cash incentives and long-term equity incentives. This approach aligns with our philosophy of emphasizing variable performance-based compensation over fixed compensation.

While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Quirk, our compensation committee considered his more than 35 years of experience with FNF working in the title business and his importance to the continued successful operation of FNF’s title business. In determining the total compensation for Mr. Nolan, our compensation committee considered his role and responsibility for oversight of our title operations, his involvement in our investor relations, as well as his more than 35 years of experience with FNF. In determining the total compensation for Mr. Park, our compensation committee considered his role and responsibility for accounting and financial reporting matters, as well as his 30 years of experience with FNF. In determining the total compensation for Mr. Jewkes, our compensation committee considered his role and responsibility for oversight of our day to day title operations, as well as his 34 years of experience with FNF and its predecessor companies. In determining the total compensation for Mr. Sadowski, our compensation committee considered his role and responsibility for legal and underwriting matters, as well as his 30 years of experience with FNF.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

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OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and thereby align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2020 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions (excluding shares withheld in satisfaction of tax withholding obligations) until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the “Security Ownership of Management and Directors” table below. The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value
Chairman of the Board	10 × annual cash retainer
Chief Executive Officer	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Our named executive officers and our board of directors maintain significant long-term investments in our company. As of December 31, 2020, each of our named executive officers and non-employee directors holdings of our stock significantly exceeded these stock ownership guidelines. Collectively, as reported in the table “Security Ownership of Management and Directors,” our named executive officers and directors beneficially own an aggregate of 13,114,973 shares of our common stock as of April 19, 2021, which represents approximately 5% of our outstanding common stock with a value of approximately $584 million based on the closing price of our common stock on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk-taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding FNF securities in margin accounts or pledging them as collateral for loans without our approval. None of our executives or directors had outstanding hedges of our securities as of December 31, 2020.

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CLAWBACK POLICY

We maintain a clawback policy that provides for the recovery of incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results.

TAX AND ACCOUNTING CONSIDERATIONS

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

In general, Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. The Company’s principal executive officer and principal financial officer serving at any time during the taxable year, its three other most highly compensated executive officers employed at the end of the taxable year and any employee who was covered under Section 162(m) for any earlier tax year that began after December 31, 2016 will be covered by Section 162(m). While our compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee also considers the accounting impact when structuring and approving awards.

We account for share based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles (GAAP).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel D. (Ron) Lane, Chair
Heather H. Murren
Cary H. Thompson

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EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)[4]	Total ($)
Raymond R. Quirk Chief Executive Officer	2020	888,077	3,500,000	4,900,000	—	—	428,791	9,716,868
	2019	1,000,000	—	4,675,038	—	3,500,000	471,110	9,646,148
	2018	1,000,000	—	4,674,991	—	3,061,902	341,790	9,078,683
Anthony J. Park Executive Vice President and Chief Financial Officer	2020	521,973	1,186,500	1,282,600	—	—	197,303	3,188,376
	2019	565,000	—	1,166,032	—	1,186,500	194,494	3,112,026
	2018	525,000	—	1,166,009	—	1,088,950	182,751	2,962,710
Michael J. Nolan President	2020	628,215	1,768,000	1,900,000	—	—	217,142	4,513,357
	2019	680,000	—	1,802,016	—	1,768,000	237,192	4,487,208
	2018	630,000	—	1,802,002	—	1,617,869	183,273	4,233,144
Roger Jewkes Chief Operating Officer	2020	628,215	1,768,000	1,675,000	—	—	241,362	4,312,577
	2019	680,000	—	1,590,006	—	1,768,000	272,542	4,310,548
	2018	630,000	—	1,590,015	—	1,617,869	275,744	4,113,628
Peter T. Sadowski Executive Vice President and Chief Legal Officer	2020	508,115	1,155,000	1,225,000	—	—	171,473	3,059,588
	2019	550,000	—	1,166,032	—	1,171,500	238,116	3,125,648

1.	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP, or deferred compensation plans.

2.	Represents discretionary bonuses earned in 2020 under our annual incentive plan by each executive. Please see the section titled “Annual Performance-Based Cash Incentives” in the Compensation Discussion & Analysis above.

3.	Represents the grant date fair value of the restricted stock awards granted in 2020 computed in accordance with ASC Topic 718, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding each award. Assumptions used in the calculation of these amounts are included in Note W to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021. The restricted stock awards are performance-based.

4.	Amounts shown for 2020 include matching contributions to our ESPP; dividends paid with respect to restricted stock that vested in 2020, which were withheld during the period of restriction and paid upon vesting; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; automobile allowance; and matching contributions to our 401(k) plan as reflected in the table below.

51	Fidelity National Financial, Inc.

	Quirk ($)	Park ($)	Nolan ($)	Jewkes ($)	Sadowski ($)
ESPP Matching Contributions	50,000	41,060	16,452	49,356	39,935
Restricted Stock Dividends	323,867	80,777	124,836	110,153	80,777
Life Insurance Premiums	321	207	594	594	1,143
Executive Medical	48,190	68,847	68,847	68,847	48,190
Company Match – 401(k)	6,413	6,413	6,413	6,413	1,428
Automobile Allowance	—	—	—	6,000	—

GRANTS OF PLAN-BASED AWARDS

The following tables set forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2020.

			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			(G) Grant Date Fair Value of Stock and Option Awards ($)[2]
(A) Name	(B) Grant Date	(C) Award Type	(D) Threshold (#)	(E) Target (#)	(F) Maximum (#)
Raymond R. Quirk	11/06/2020	Performance Based Restricted Stock	—	146,707	—	4,900,014
Anthony J. Park	11/06/2020	Performance Based Restricted Stock	—	38,402	—	1,282,627
Michael J. Nolan	11/06/2020	Performance Based Restricted Stock	—	56,887	—	1,900,026
Roger S. Jewkes	11/06/2020	Performance Based Restricted Stock	—	50,150	—	1,675,010
Peter T. Sadowski	11/06/2020	Performance Based Restricted Stock	—	36,677	—	1,225,012

1.	The amounts shown in column (E) reflect the number of shares of performance-based restricted stock granted to each named executive officer under our omnibus plan.

2.	The amounts shown in column (G) represent the grant date fair value of each restricted stock award based upon a $33.40 per share grant date fair value.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2020.

		Option Awards				Stock Awards[1]
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond R. Quirk	11/3/2014	232,640	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	300,273	—	25.53	10/29/2022	—	—	—	—
	10/26/2018	—	—	—	—	48,216	1,884,763	—	—
	10/31/2019	—	—	—	—	67,991	2,657,768	—	—
	11/06/2020	—	—	—	—	—	—	146,707	5,734,777
Anthony J. Park	10/26/2018	—	—	—	—	12,026	470,096	—	—
	10/31/2019	—	—	—	—	16,958	662,888	—	—
	11/06/2020	—	—	—	—	—	—	38,402	1,501,134
Michael J. Nolan	10/29/2015	76,014	—	25.53	10/29/2022	—	—	—	—
	10/26/2018	—	—	—	—	18,585	726,488	—	—
	10/31/2019	—	—	—	—	26,208	1,024,471	—	—
	11/06/2020	—	—	—	—	—	—	56,887	2,223,713
Roger Jewkes	10/29/2015	—	—	25.53	10/29/2022	—	—	—	—
	10/26/2018	—	—	—	—	16,399	641,037	—	—
	10/31/2019	—	—	—	—	23,124	903,917	—	—
	11/06/2020	—	—	—	—	—	—	50,150	1,960,364
Peter T. Sadowski	10/26/2018	—	—	—	—	12,026	470,096	—	—
	10/31/2019	—	—	—	—	16,958	662,888	—	—
	11/06/2020	—	—	—	—	—	—	36,677	1,433,704

53	Fidelity National Financial, Inc.

1.	We made the October 2018, October 2019 and November 2020 stock awards under the omnibus incentive plan. The October 2018 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 8.5% in our title segment in at least two of the five quarters beginning October 1, 2018. The October 2019 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 9% in our title segment in at least two of the five quarters beginning October 1, 2019. The October 2020 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 9.5% in our title segment in at least two of the five quarters beginning October 1, 2020. Market values are based on the December 31, 2020 closing price of $39.09 per share.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2020 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond R. Quirk	656,181	9,505,545	124,158	3,919,137
Anthony J. Park	—	—	30,967	977,496
Michael J. Nolan	115,608	1,493,969	47,857	1,510,641
Roger Jewkes	102,365	977,379	42,228	1,332,957
Peter T. Sadowski	—	—	30,967	977,496

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments upon Termination or Change in Control” section.

RAYMOND R. QUIRK

We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Pursuant to the terms of the 2008 agreement, Mr. Quirk’s minimum annual base salary is $740,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

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Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

ANTHONY J. PARK

We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2008 agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

MICHAEL J. NOLAN

We entered into a three-year amended and restated employment agreement with Mr. Nolan, effective March 2, 2016 with a provision for automatic annual extensions beginning on the second anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2016 agreement, Mr. Nolan is entitled to a minimum annual base salary of $575,000 and an annual cash bonus target of 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Nolan and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Nolan is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Nolan’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

ROGER S. JEWKES

We entered into a three-year amended and restated employment agreement with Mr. Jewkes, effective March 3, 2016 with a provision for automatic annual extensions beginning on the second anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2016 agreement, Mr. Jewkes is entitled to a minimum annual base salary of $630,000 and an annual cash bonus target of 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Jewkes and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Jewkes is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

55	Fidelity National Financial, Inc.

Mr. Jewkes’ employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

PETER T. SADOWSKI

We entered into a three-year amended and restated employment agreement with Mr. Sadowski, effective July 23, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2008 agreement, Mr. Sadowski’s minimum annual base salary is $460,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Sadowski is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Sadowski and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Sadowski is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Sadowski’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

ANNUAL INCENTIVE AWARDS

In February 2021, our compensation committee approved discretionary cash incentive awards for our named executive officers based on FNF’s performance in 2020. The discretionary cash incentive awards are determined by multiplying base salary by the named executive officer’s applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

LONG-TERM EQUITY INCENTIVE AWARDS

In November 2020, our compensation committee approved grants of performance-based estricted stock to all our named executive officers. The performance element applicable to the performance-based restricted stock is based upon achievement of adjusted pre-tax title margin of 9.5% in at least two of the five quarters beginning October 1, 2020. The restricted stock also vests proportionately each year over three years based on continued employment with us. More information about the long-term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

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NONQUALIFIED DEFERRED COMPENSATION

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $19,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant and may be changed on any business day.

Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A.

For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

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Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. Of our named executive officers, only Mr. Jewkes deferred 2020 compensation under the plan. Mr. Quirk does not have a balance in the nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony J. Park	—	—	72,753	—	509,549
Roger Jewkes	176,800	—	241,610	—	2,344,625
Michael J. Nolan	—	—	2,622	—	23,939
Peter T. Sadowski	—	—	74,191	—	548,576

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable, their employment agreements if their employment had terminated on December 31, 2020.

The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share-based awards would be dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the “Nonqualified Deferred Compensation” table and accompanying narrative.

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POTENTIAL PAYMENTS UNDER EMPLOYMENT AGREEMENTS

As discussed above, we have entered into employment or service agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits that the named executive officers would receive in connection with various employment or service termination scenarios. None of our named executive officers receive payments upon a change of control without a related termination of employment.

Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability[1]	For Cause or Without Good Reason
Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)	✓	✓	✓
Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination[2]	✓	✓	Χ
Lump-sum Payment equal to a percentage of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs[3]	✓	Χ	Χ
Right to convert any life insurance provided by us into an individual policy, plus a lump-sum cash payment equal to 36 months (18 months in the case of Messrs. Nolan and Jewkes) of premiums	✓	Χ	Χ
COBRA coverage so long as the executive pays the premiums) for a period of three years (18 months in the case of Messrs. Nolan and Jewkes) or, if earlier, until eligible for comparable benefits from another employer, plus a lump-sum cash payment equal to the sum of 36 (18 in the case of Messrs. Nolan and Jewkes) monthly COBRA premium payments	✓	Χ	Χ
Vesting of all stock option, restricted stock and other equity-based incentive awards, unless the equity incentive awards are based upon satisfaction of performance criteria and not based solely on the passage of time, which vest pursuant to the terms of the award	✓	✓	Χ

1.	Messrs. Quirk’s, Park’s and Sadowski’s employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. An executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

2.	The prorated annual bonus is based on the following:

•	In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

•	In the event of a termination for death or disability, the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

3.	The percentage for the lump sum payment for each executive is as follows: Mr. Quirk 200%, Mr. Park 200%, Mr. Nolan 100%, Mr. Jewkes 100%, and Mr. Sadowski 200%. For Messrs. Quirk, Park and Sadowski, the bonus used for the lump-sum payment is the higher of (1) the target bonus opportunity for the year of termination or (2) the highest annual bonus paid to the executive within the preceding three years.

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Definition: Cause. The following table shows for each of the named executive officers the reasons that the Company may terminate the executive’s employment for “Cause.”

Definition of “Cause” includes:	Quirk	Park	Nolan	Jewkes	Sadowski
Persistent failure to perform duties consistent with a commercially reasonable standard of care	✓	✓	✓	✓	✓
Willful neglect of duties	✓	✓	✓	✓	✓
Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty	✓	✓	✓	✓	✓
Material breach of the employment agreement	✓	✓	✓	✓	✓
Impeding or failing to materially cooperate with an investigation authorized by our board of directors	✓	✓	✓	✓	✓

Definition: Good Reason. The table below shows for each of the named executive officers the reasons that each executive may terminate his employment for “Good Reason.”

Definition of “Good Reason” includes:	Quirk	Park	Nolan	Jewkes	Sadowski
Material diminution in the executive’s title[1]	✓	✓	✓	✓	✓
Material diminution of the executive’s base salary or annual bonus opportunity	✓	✓	✓	✓	✓
Material breach of any of our obligations under the employment agreement	✓	✓	✓	✓	✓
Within six months immediately preceding or within two years immediately following a change of control:[2]
• A material adverse change in the executive’s status, authority or responsibility;
• A material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports;	✓	✓	Χ	Χ	✓
• A material diminution in the budget over which the executive has managing authority; or
• A material change in the geographic location of the executive’s place of employment.

1.	For purposes of Messrs. Quirk’s, Park’s and Sadowski’s employment agreements, this also includes a material diminution in the executive’s position or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title.

2.	For purposes of our executives’ employment agreements, a “change of control” includes (1) an acquisition by an individual, entity or group of more than 50% of our voting power; (2) a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger; (3) a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger; (4) during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office; (5) a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (i) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (ii) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or (6) our shareholders approve a plan or proposal for the liquidation or dissolution of our company.

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The agreements also contain provisions relating to the excess parachute payment excise tax under Sections 280G and 4999 of the Internal Revenue Code. The agreements provide that if any payments or benefits to be paid to the named executive officer would be subject to the excise tax on excess parachute payments, then the executive may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If the executive does not elect to have such payments so reduced, the executive is responsible for payment of any excise tax resulting from such payments. None of the agreements provide for a gross-up payment for the excise tax.

POTENTIAL PAYMENTS UNDER FNF OMNIBUS INCENTIVE PLAN

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•	A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

ESTIMATED CASH PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below includes the cash severance amounts that would have been payable to each executive in the event of a termination of employment by us not for cause or a termination by the executive for good reason. None of our executives would have received a termination payment if their employment had been terminated on December 31, 2020 for cause or without good reason by the executive, or due to death or disability. Our estimate of the cash severance amounts that would be provided to each executive assumes that their employment terminated on December 31, 2020. The severance amounts do not include a prorated 2020 annual incentive since the annual incentive awards paid with respect to 2020 performance were discretionary in nature.

Reason for Termination Payment:	Quirk	Park	Nolan	Jewkes	Sadowski
Termination by Company without Cause	$9,179,160	$3,735,388	$1,678,314	$1,683,474	$3,592,675
Termination by Executive for Good Reason	$9,179,160	$3,735,388	$1,678,314	$1,683,474	$3,592,675

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ESTIMATED EQUITY PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The table below includes the estimated values of the FNF restricted stock awards held by the named executive officers that would vest upon a change of control, or upon the termination of their employment without cause or by the executive for good reason, in each case assuming such event occurred on December 31, 2020. None of our executives’ restricted stock awards would have vested in the event of their termination with cause or by the executive without good reason. The amounts below were determined based upon the number of unvested shares of restricted stock held by each executive as of December 31, 2020 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $39.09 per share, which was the closing price of our common stock on December 31, 2020. None of our named executive officers held any unvested stock options as of December 31, 2020.

Reason for Payment:	Quirk	Park	Nolan	Jewkes	Sadowski
Termination without Cause or by Executive for Good Reason	$4,797,065	$1,196,470	$1,849,070	$1,631,524	$1,196,470
Death	$10,584,656	$2,711,429	$4,093,262	$3,609,941	$2,643,377
Disability	$10,584,656	$2,711,429	$4,093,262	$3,609,941	$2,643,377
Change in Control	$10,584,656	$2,711,429	$4,093,262	$3,609,941	$2,643,377

In connection with certain change in control transactions, our named executive officers may require ServiceLink to purchase their ServiceLink profits interest awards for an amount equal to the fair market value of the interests.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is currently composed of Daniel D. (Ron) Lane (Chair), Heather H. Murren and Cary H. Thompson. During fiscal year 2020, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2020, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

DISCUSSION OF OUR COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We reviewed our compensation policies and programs for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, ServiceLink, F&G and corporate operations relative to total revenue, total pre-tax profits, total compensation expenses and incentive program expenses (including as a percentage of both revenue and total compensation expenses).

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We believe that several design features of our executive compensation programs mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, our ability to recover any incentive-based compensation pursuant to our clawback policy and the internal and external review of our financials. We also believe that our use of restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, we have market competitive stock ownership requirements for some executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives’ interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short-term, commission-based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.

2020 CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2020, which we refer to as the CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2020 was 149 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, determined as described above, was $9,716,868; and

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $65,448.

63	Fidelity National Financial, Inc.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population. We determined that, as of November 30, 2020, the date we selected to identify the median employee, our total global employee population consisted of approximately 26,200 individuals working for FNF.

Compensation Measure Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus paid incentive bonus through November 30, 2020 as the compensation measure.

•	We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2020 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•	We did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. To determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $65,448.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Quirk in the “Total” column for 2020 in the Summary Compensation Table included in this proxy statement.

DIRECTOR COMPENSATION

COMPENSATION OF OUR NON-EXECUTIVE CHAIRMAN

Our compensation consultant reviews the compensation paid to our directors, including Mr. Foley, on a regular basis, and then makes recommendations on any changes to our director compensation practices. Our compensation committee discusses the compensation consultant’s recommendations and determines whether to make any changes to our director compensation in that year.

With respect to Mr. Foley’s compensation in 2020, our directors discussed the critical role Mr. Foley plays in the formation and execution of our long-term strategic vision. Mr. Foley founded FNF in 1984 and transformed it into a leading provider of title insurance, escrow and other title-related services. Under Mr. Foley’s leadership, FNF, through our title insurance underwriters, issues more title insurance policies than any other title company in the United States. In addition to the incredible value Mr. Foley has created at FNF, he led the teams that created additional value for FNF’s shareholders through strategic transactions such as:

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•	The spin-off of Fidelity National Information Services, Inc. in 2006, which, under Mr. Foley’s continued leadership from 2006 to 2016, became a global leader in financial services technology. As of December 31, 2020, FIS had a market capitalization of $87.8 billion.

•	FNF’s acquisition of Lender Processing Services, Inc. (LPS), where Mr. Foley unlocked the value of technology, data and analytics businesses by separating Black Knight’s businesses from LPS’ transaction services businesses that are now part of ServiceLink and led the management team through a process of maximizing operational efficiencies and creating a culture of cross-selling. From FNF’s spin-off of Black Knight to our shareholder in September 2017 to December 31, 2020, the value of Black Knight’s stock increased from $43.05 per share to $88.35 per share, representing an increase in value of $3.8 billion with respect to the approximately 83.3 million shares of Black Knight distributed to our shareholders.

•	The split-off of our non-core businesses which formerly comprised our FNF Ventures Group into Cannae. Cannae’s stock price has increased from $18.39 per share at the split-off in November 2017 to $44.27 on December 31, 2020, representing an increase in value of $1.8 billion with respect to the Cannae shares distributed to our shareholders.

While Mr. Foley is no longer an executive or involved in the day-to-day operation of FNF, he continues to be the driving force behind the development and execution of our strategic direction.

In light of the high value Mr. Foley brings to our board and our shareholders and his responsibilities as Chairman of our board, the compensation committee determined that it was important to continue to compensate Mr. Foley at a level that was aligned with the compensation paid to non-executive board chairs at similarly sized organizations while recognizing the time he spends performing his duties as Chairman and the significance of his contributions to our continued success. Accordingly, in June 2020, the Company and Mr. Foley entered into a letter agreement (the “Letter Agreement”) amending the terms of Mr. Foley’s compensation as non-executive Chairman. Pursuant to the agreement, beginning June 1, 2020, Mr. Foley received the following compensation for his service as non-executive Chairman:

•	A cash retainer of $50,000 per quarter, which represents a reduction of 74% to Mr. Foley’s aggregate annual cash retainer.

•	An annual equity award with a grant date fair value of $315,000, which represents a decrease of 58% to Mr. Foley’s annual equity award. Mr. Foley’s annual equity awards are granted at the same time and shall be subject to the same terms and conditions as the annual equity awards granted to our other non-employee directors.

Also at that time, Mr. Foley ceased to participate in the Company’s equity portfolio incentive plan.

Under the terms of Mr. Foley’s director services agreement, if his service is terminated by us for any reason other than for cause, due to death or disability, by him for good reason or if he is not nominated to run for re-election as Chairman of the board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed as Chairman of the board for reasons other than cause, then he is entitled to receive:

•	Any accrued obligations, and

•	Immediate vesting and/or payment of all FNF equity awards.

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If we terminate Mr. Foley’s service for cause or he resigns without good reason our only obligation is the payment of any accrued obligations.

For purposes of Mr. Foley’s agreement, “cause” includes Mr. Foley’s persistent failure to perform duties consistent with a commercially reasonable standard of care, willful neglect of duties, conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty, material breach of his agreement, or impeding or failing to materially cooperate with an investigation authorized by our board. The term “good reason” is defined in the agreement to include a material diminution in his position or title or the assignment of duties to him that are materially inconsistent with his position or title, a material diminution of his annual retainer, within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in this status, authority or responsibility, (2) a material adverse change in the position to whom he reports or to his service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom he reports, our material breach of any of our obligations under the agreement, or election of a new director to the board of directors who he did not consent to or vote for.

Prior to June 1, 2020, Mr. Foley participated in an annual cash incentive program, which we refer to as the equity portfolio incentive program, approved by the compensation committee in April 2019. No amounts were paid to Mr. Foley under the equity portfolio incentive program in 2020 and he ceased to participate in the program effective June 1, 2020.

COMPENSATION OF OUR OTHER DIRECTORS

Mr. Quirk receives no additional compensation for services as a member of our board. In 2020, all non-employee directors other than Mr. Foley and Willie D. Davis, who served as Director Emeritus until his passing on April 15, 2020, received an annual retainer of $80,000, payable quarterly. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $100,000 and $35,000, respectively, for their service on the audit committee. The chairman and each member of the special litigation committee received an additional annual fee (payable in quarterly installments) of $100,000 and $75,000, respectively, for their service on the special litigation committee. The chairman and each member of the compensation committee received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on such committees. The chairman and each member of the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $20,000 and $10,000, respectively, for their service on such committees. Mr. Ammerman, who serves as our Lead Independent Director, does not receive any additional compensation for that role. In addition, in 2020 each non-employee director other than Ms. Morgan received a long-term incentive award of 6,759 shares of restricted stock. Ms. Morgan received 6,778 shares of restricted stock. These restricted stock awards were granted under our omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board, subject to the achievement of performance-based criteria. In addition, Ms. Morgan received a new director award of 4,504 restricted shares in connection with joining our board. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings and director education programs. Finally, each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he or she elects to defer any board or committee fees. Mr. Ammerman, Mr. Rood and Ms. Murren deferred the fees each earned in 2020 for their service on the board and the committees on which they serve.

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The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2020.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)
William P. Foley, II	490,000	315,029	—	50,253	855,282
Douglas K. Ammerman	195,000	225,751	—	14,892	435,643
Thomas M. Hagerty	95,000	225,751	—	14,892	335,643
Daniel D. (Ron) Lane	111,903	225,751	—	14,892	352,546
Richard N. Massey	108,342	225,751	—	14,892	348,985
Sandra D. Morgan	—	375,803	—	—	375,803
Heather H. Murren	97,323	225,751	—	20,559	343,633
John D. Rood	96,549	225,751	—	14,892	337,192
Peter O. Shea, Jr.	115,000	225,751	—	14,892	355,643
Cary H. Thompson	95,000	225,751	—	14,892	335,643

1.	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a FNF director in 2020 for all directors.

2.	Amounts shown for all directors represent the grant date fair value of a restricted stock award granted in 2020, computed in accordance with FASB ASC Topic 718. The awards vest over a period of three years from the grant date. Assumptions used in the calculation of the amounts of the FNF awards are included in Note W to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2020. Restricted stock awards granted for the fiscal year ended December 31, 2020 for each director were as follows: Mr. Foley 9,432; Mr. Ammerman 6,759; Mr. Hagerty 6,759; Mr. Lane 6,759; Ms. Morgan 11,282; Ms. Murren 6,759; Mr. Rood 6,759; Mr. Shea 6,759; and Mr. Thompson 6,759. The fair value of the awards as shown above is based on a per share fair value of $33.40 for each director other than Ms. Morgan and $33.31 for Ms. Morgan. As of December 31, 2020, FNF restricted stock awards outstanding for each director were as follows: Mr. Foley 28,051; Mr. Ammerman 12,105; Mr. Hagerty 12,105; Mr. Lane 12,105; Ms. Morgan 11,282; Ms. Murren 12,105; Mr. Rood 12,105; Mr. Shea 12,105; and Mr. Thompson 12,105.

3.	There were no option awards granted for the fiscal year ended December 31, 2020. As of December 31, 2020, FNF option awards outstanding for each director were as follows: Mr. Foley 833,186; Mr. Ammerman 37,989; Mr. Hagerty 39,444; Mr. Lane 0; Ms. Morgan 0; Ms. Murren 0; Mr. Rood 37,989; Mr. Shea 37,989; and Mr. Thompson 0.

4.	Amounts shown for all directors reflect dividends paid with respect to restricted stock that vested in 2020, which were withheld during the period of restriction and paid upon vesting.

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PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that our compensation programs are structured to appropriately balance guaranteed base salary and performance-based at-risk annual and long-term incentives so as to incent our executives to drive strong short and long-term performance while providing enough ensured annual compensation in the form of base salary to discourage excessive risk-taking. We believe that the success of this approach is evidenced by our long history of delivering consistent, industry-leading operating results and investment returns to our shareholders. Despite the challenges posed by COVID-19 pandemic, FNF continued to outperform the industry in 2020 as we generated $10.2 billion of total revenue (excluding $568 million of noncash, valuation gains on investment securities) and $1.5 billion of net earnings from continuing operations, consistent with an increase in overall U.S. residential mortgage originations.

	Year ended December 31,
	2016	2017	2018	2019	2020
Total Revenue Excluding Valuation Gains/Losses (in millions)	$7,257	$7,663	$7,689	$8,141	$10,210
Net Earnings from Continuing Operations (in millions)	$622	$639	$635	$1,076	$1,477

TOTAL REVENUE

NET EARNINGS FROM CONTINUING OPERATIONS

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Our consistent operating results have translated to strong returns for our shareholders. During the three-year period, from January 1, 2018 through December 31, 2020, we delivered a total return to our shareholders of approximately 9%, compared to a total return on the S&P 500 of approximately 47% during the same period. This includes a return of approximately $1.1 billion during this three-year period to our shareholders in the form of cash dividends. Total shareholder return is based on stock price changes as adjusted to account for corporate actions, including the Spin-off of Black Knight and the Split-off of Cannae.

We currently hold our “say on pay” vote every year. A majority of our shareholders approved our “say on pay” proposal in 2020, with approximately with approximately 89% of the votes cast in favor of the proposal and approximately 11% of the votes cast against the proposal.

Our compensation committee is committed to listening and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2020 annual meeting of shareholders and the 2019 “say on pay” shareholder vote, our President and Chief Financial Officer met with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, and to discuss and receive feedback on our compensation programs. In this regard, we met with investors at more than 9 investor conferences and numerous one-on-one meetings. The investors with whom we met in 2020 represented over 65% of our top 20 shareholders, who collectively owned more than 24% of our shares as of December 31, 2020. Generally, our shareholders did not express any concerns about FNF’s executive compensation plans and practices in 2020.

Generally, our shareholders did not express any concerns about FNF’s executive compensation plans and practices.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

We ask our shareholders to vote on the following resolution at the annual meeting:

 RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and executive and Director Compensation section, the compensation tables and related narrative.

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The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL INFORMATION ABOUT ERNST & YOUNG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP (EY ) to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of EY are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed EY to audit the consolidated financial statements of the Company for the 2021 fiscal year. EY has continuously acted as our independent registered public accounting firm since August 2, 2017. For services rendered to us during or in connection with our years ended December 31, 2020 and December 31, 2019, we were billed the following fees by EY:

	2020 (In thousands)	2019 (In thousands)
Audit Fees	$8,625	$3,205
Audit-Related Fees	$304	$311
Tax Fees	$144	$86
All Other Fees	$19	$14

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2020 and 2019 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2020 and 2019 consisted principally of fees for Service Organization Control Reports.

Tax Fees. Tax fees for 2020 and 2019 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. All other fees relate primarily to services provided for regulatory inspection readiness assessments.

APPROVAL OF ACCOUNTANTS’ SERVICES

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by EY is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by EY has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre- approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 289,038,983 shares of our common stock outstanding as of April 19, 2021. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned[1]	Percent of Series[2]
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	26,016,762	9.0%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	25,760,101	8.9%
Principal Global Investors, LLC 801 Grand Avenue, Des Moines, IA 50392	16,307,142	5.6%

1.	Based on information as of December 31, 2020 that has been publicly filed with the SEC.

2.	Applicable percentages based on shares of our common stock outstanding as of April 19, 2021.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership as of April 19, 2021 of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	All of our executive officers and directors as a group.

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Name[1]	Number of Shares	Number of Options[2]	Total	Percent of Total
Douglas K. Ammerman	128,565	37,989	166,554	*
William P. Foley, II3	8,335,862	833,186	9,169,048	3.2%
Thomas M. Hagerty	294,614	72,777	367,391	*
Roger Jewkes[4]	665,281	–	665,281	*
Daniel D. (Ron) Lane	270,930	–	270,930	*
Sandra D. Morgan	11,282	–	11,282	*
Heather H. Murren	28,850	–	28,850	*
Michael J. Nolan[5]	282,040	–	282,040	*
Anthony J. Park[6]	412,783	–	412,783	*
Raymond R. Quirk[7]	1,910,774	416,593	2,327,367	*
John D. Rood	181,434	37,989	219,423	*
Peter T. Sadowski[8]	307,753	–	307,753	*
Peter 0. Shea, Jr.[9]	223,979	121,329	345,308	*
Cary H. Thompson	60,826	–	60,826	*
All directors and officers (15 persons)	13,377,606	1,588,106	14,965,712	5.2%

* Represents less than 1% of our common stock.

1.	The business address of each beneficial owner is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

2.	Includes vested options and options vesting within 60 days of April 19, 2021 and, in the case of Messrs. Foley, Hagerty and Shea, restricted stock units that represent the right to receive merger consideration related to our acquisition of F&G, including shares of our common stock.

3.	Includes 2,245,122 shares of our common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole shareholders; 708,106 shares of our common stock owned by the Foley Family Charitable Foundation, and 1,265,826 shares held by Bilcar LLC. Includes 2,300,000 directly owned shares and 1,700,000 shares owned by Folco Development Corporation that are pledged as security in accordance with a previously granted waiver to our hedging and pledging policy.

4.	Includes 547,007 shares held by the Jewkes Family Trust.

5.	Includes 11,085 shares held by the Michael J. Nolan Trust.

6.	Includes 272,759 shares owned by the Anthony J. Park and Deborah L. Park Living Trust.

7.	Includes 1,390,002 shares held by the Quirk 2002 Trust, and 47,193 shares held by the Raymond Quirk 2004 Trust.

8.	Includes 124,906 shares held by the Sadowski Living Trust.

9.	Includes 15,101 shares held by the Peter O. Shea, Jr. Family Trust, 3,773 shares held by the Sarah H. Shea Trust, 3,773 shares held by the Selva Family Trust, 18,874 shares held by Siam II Partners and 3,773 shares held by Toyopa Partners, LP.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2020 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	2,321,413	$24.24	11,429,646[1]
Equity compensation plans not approved by security holders	2,024,367	$36.14	1,644,088[2]
Total	4,345,780	$29.75	13,073,734

1.	In addition to being available for future issuance upon exercise of options and SARs under the FNF omnibus plan, these shares of common stock may be issued in connection with new awards of restricted stock, restricted stock units, performance shares, performance units, options or other stock-based awards.

2.	1,644,088 shares may be issued under the FNF FGL Holdings 2017 Omnibus Incentive Plan, which was assumed and amended by FNF in connection with the acquisition of F&G. In accordance with New York Stock Exchange Rules, no stockholder approval was required for the listing of the shares under the plan or for the assumption and amendment of the plan by FNF. Awards under the plan may be made to employees, directors and consultants of FNF and its subsidiaries, other than individuals who were employed or providing services to FNF or any of its subsidiaries immediately prior to date of the merger, June 1, 2020. No awards may be made under the plan after July 24, 2027.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH CANNAE

On November 17, 2017 we completed the split-off, which we refer to as the Split-Off, of our former wholly-owned subsidiary Cannae Holdings, Inc., or Cannae, which consists of the businesses, assets and liabilities formerly attributed to our FNF Ventures Group, or FNF Group, including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. As a result of the Split-Off, FNF and Cannae operate separately. In connection with the Split-Off, our title insurance underwriters Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company contributed an aggregate of $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock. As of December 31, 2020, these shares represented approximately 6.2% of Cannae’s outstanding shares. We will dispose of the Cannae shares as soon as a disposition is warranted consistent with the business reasons for the ownership of the shares, but in no event later than five years after the Split-Off. In addition, we are subject to certain restrictions regarding voting of our Cannae shares described under “Voting Agreement” below.

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We and Cannae have overlapping executive officers and directors. William P. Foley, II, our non-executive Chairman, also serves as non-executive Chairman and is a director of Cannae; and Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of Cannae. In addition, Richard N. Massey, who served on our board until January 9, 2021, serves on the board of directors of Cannae and has served as Chief Executive Officer of Cannae since November 15, 2019. In order to govern certain of the ongoing relationships between us and Cannae and to provide mechanisms for an orderly transition, we have entered into certain agreements with Cannae, the terms of which are summarized below.

VOTING AGREEMENT

In connection with the Split-Off and the issuance of the FNF Cannae shares, we entered into a voting agreement with Cannae (the voting agreement), pursuant to which we have agreed to cause our Cannae shares to be counted as present at any meeting of the stockholders of Cannae for the purpose of establishing a quorum. Additionally, under the voting agreement, we agreed to vote all of our Cannae shares in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than FNF and our subsidiaries) until the date on which FNF and our subsidiaries no longer beneficially own shares of Cannae common stock. In addition, we will not deposit any of our Cannae shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of our Cannae shares, or take any action that would have the effect of preventing or materially delaying us from performing any of our obligations under the voting agreement.

TAX MATTERS AGREEMENT

We have also entered into a tax matters agreement with Cannae that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Under the tax matters agreement, the parties agreed to indemnify one another for certain agreed specified losses incurred by the other.

CORPORATE SERVICES AGREEMENT

We entered into a corporate services agreement with Cannae (the corporate services agreement) pursuant to which we provide Cannae with certain specified services, including insurance administration and risk management; other services typically performed by our legal, tax, human resources, accounting and internal audit departments; and such other similar services that Cannae may from time-to-time request or require. The corporate services agreement was to continue in effect until the earlier of (i) the date on which the corporate services agreement is terminated by mutual agreement of Cannae and FNF and (ii) the third anniversary of the date on which the corporate services agreement was entered into. On October 7, 2020, we entered into an Extension of Corporate Services Agreement (the Extension) with Cannae that extended the corporate services agreement for two years until November 17, 2022.

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During the initial three-years, we provided these corporate services at no cost, other than reimbursement for reasonable out-of-pocket costs and expenses incurred by us in connection with providing such services to Cannae. Under the Extension, FNF will provide certain of the corporate services at a standard allocated cost plus 10%. The Extension will automatically renew for successive one-year terms unless FNF and Cannae mutually agree to terminate the agreement. Pursuant to the Extension, we received $174,489 from Cannae in consideration of services provided by us under the corporate services agreement for the period November 17, 2020 through December 31, 2020.

REGISTRATION RIGHTS AGREEMENT

FNF’s title insurance underwriter subsidiaries that own Cannae shares (the Registration Rights Agreements parties) entered into registration rights agreements with Cannae. The registration rights agreements provide the Registration Rights Agreements parties, and their permitted transferees, with the right to require Cannae, at its expense, to register shares of Cannae common stock that the Registration Rights Agreements parties hold. The registration rights agreement also includes certain demand rights, shelf-registration obligations and piggy-back registration rights that could require Cannae to take certain actions to register its securities if requested. The agreements also provide that Cannae will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

REVOLVER NOTE

We entered into a revolver note with Cannae, which allows Cannae to borrow revolving loans from us from time to time in an aggregate amount not to exceed $100 million. The proceeds of the revolving loans may be used for investment purposes and working capital needs. The revolving loans accrue interest at LIBOR plus 450 basis points and mature on the five-year anniversary of the date of the revolver note. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. As of December 31, 2020, there was no outstanding balance under the revolver note.

SALE OF CORPORATE OFFICE

On January 17, 2020, Cannae purchased its corporate headquarters in Las Vegas, Nevada from an affiliate of FNF for $9.3 million. Subsequent to Cannae’s purchase of the building through December 31, 2020, we paid $312,671 of rent to Cannae with respect to our continued use of office space in the building.

OTHER RELATED PARTY TRANSACTIONS

During 2020, certain entities owned or controlled by our non-executive Chairman, William P. Foley, II, paid us an aggregate of $62,400 for information technology support services. We believe that amounts paid to us by entities owned or controlled by Mr. Foley are at market rates for similar services or at the cost to provide the service incurred by us. Also, during 2020, we paid, in the ordinary course of business, amounts to certain companies owned in whole or part by Mr. Foley including: $259,785 to Rock Creek Cattle Company, Ltd. and affiliated companies related primarily to hosting Company events, $357,556 to Foley Family Wines for wine purchases related to employee recognitions, and $125,108 to Mr. Foley’s other affiliated companies primarily for travel to and hosting Company events. We believe the amounts charged to us in the foregoing transactions

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were fair and reasonable and represent market rates that would be charged to unaffiliated third-party customers for the same types of services. We believe that FNF receives intangible business benefits as a result of these activities as they foster increased loyalty to the Company.

On June 1, 2020, we acquired 100% of the outstanding equity of F&G for approximately $2.7 billion. In connection with the Merger, we issued approximately 24 million shares of FNF common stock and paid approximately $1.8 billion in cash to former holders of F&G ordinary and preferred shares. On August 26, 2020, we issued an additional 1 million shares of FNF common stock and paid approximately $100 million in cash to Kingfishers, LP., Kingstown Partners Master, LTD., Kingstown Partners II, LP., Kingstown 1740 Fund, LP. and Ktown, LP., who are former owners of F&G common stock. Additionally, each outstanding F&G Option and F&G Phantom unit was cancelled and converted into options to purchase FNF common stock and phantom units denominated in FNF common stock, and each outstanding warrant to purchase F&G common stock was converted into the right to purchase and receive upon exercise $8.18 in cash and .0833 shares of FNF common stock. Prior to our acquisition of F&G, Mr. Foley served as Co-Chairman of the board of directors of F&G and indirectly held a 6.7% ownership interest in F&G, and FNF indirectly held a 7.6% ownership interest in F&G. At closing, our subsidiaries’ ownership of F&G common and preferred shares was converted into approximately 7 million shares of FNF common stock, which are accounted for as treasury shares in our Consolidated Financial Statements.

On November 17, 2017, we entered into a services agreement with F&G pursuant to which FNF provides certain transactional and operational services and advice. With respect to the period beginning January 1, 2020 to the completion of our acquisition of F&G on June 1, 2020, F&G paid FNF $2.5 million for services rendered pursuant to the services agreement.

On November 1, 2019, we entered into a services agreement with Trasimene Capital Management, LLC (Trasimene) pursuant to which Trasimene will provide certain advisory services to us, including but not limited to ongoing tax and finance services and investment advisory services with respect to potential acquisitions, divestitures and other corporate transactions. In consideration of the services provided by Trasimene to FNF, we will pay Trasimene a mutually agreed upon fee in connection with any acquisitions, divestitures, financings or liquidity events, which fee shall be consistent with market rates. In 2020, the special committee of the FNF board that considered the acquisition of F&G engaged Trasimene as a financial advisor in connection with the F&G acquisition. Trasimene received a fee for its services to the FNF special committee of $27 million upon the consummation of the F&G acquisition transaction. In addition, from January 1, 2020 through July 25, 2020, we paid Trasimene an employee services fee of $250,000 related to services provided by a Trasimene employee for tax and finance services provided under the agreement. We also paid Trasimene a fee of $600,000 for services provided under the agreement related to the issuance of our 2.450% Senior Notes due 2031. Mr. Foley is the Managing Member and a Senior Managing Director and holds a controlling interest in Trasimene. Our former director Richard N. Massey is a Senior Managing Director and holds an ownership interest in Trasimene.

In January 2014, we issued a 35% ownership interest in ServiceLink to funds affiliated with Thomas H. Lee Partners (THL). Our director Thomas M. Hagerty is a Managing Director of THL. As a result of a recapitalization of ServiceLink in 2015, the ownership interest by THL was reduced from 35% to 21%. On July 29, 2020, we purchased THL’s interest in ServiceLink for $90 million. As of the purchase date, ServiceLink is a wholly-owned subsidiary of FNF.

77	Fidelity National Financial, Inc.

On December 7, 2020, each of our wholly-owned subsidiaries, FNTIC, Commonwealth Title, Chicago Title and F&G (collectively, the FTAC II Subscribers) entered into common stock subscription agreements (the FTAC II Subscription Agreements) with Paysafe Limited (Paysafe) and FTAC II to purchase in the aggregate $500 million (the Purchase Price) of common shares, par value $.001 per share, of Paysafe at a purchase price of $10.00 per share. The proceeds from the FTAC II Subscription Agreements were used to partially fund the cash consideration to be paid by FTAC II to Paysafe Group Holdings Limited (PGHL). The closing of the transactions occurred on March 30, 2021. Following the closing of the transactions, the FTAC II Subscribers held approximately 7% of Paysafe’s outstanding common shares. Additionally, Paysafe paid the FTAC II Subscribers a fee of 1.6% of the Purchase Price upon the closing of the transactions, of which our portion was $8 million. Mr. Foley is a founder of FTAC II, and is Chairman of Paysafe.

On January 25, 2021, each of our wholly-owned subsidiaries, FNTIC, Commonwealth Title and Chicago Title (collectively, the FTAC Subscribers) entered into common stock subscription agreements (the FTAC Subscription Agreements) with Alight Solutions (Alight) and FTAC to purchase in the aggregate $150 million (the Alight Purchase Price) of Class A Common Stock, par value $.001 per share, of Alight at a purchase price of $10.00 per share. The proceeds from the FTAC Subscription Agreements will be used to partially fund the cash consideration to be paid by FTAC to Tempo Holding Company, LLC (Tempo) upon the closing of the transactions contemplated by the Business Combination Agreement, dated January 25, 2021, by and among Alight, FTAC, and other parties thereto. The closing of the transactions is expected to occur in the second quarter of 2021. Upon the closing of the transactions, the FTAC Subscribers are expected to hold approximately 2.8% of Alight’s outstanding Class A Common Stock. Additionally, Alight has agreed to pay the FTAC Subscribers a fee of 2.5% of the Alight Purchase price upon closing of the transactions. Mr. Foley is a founder of, formerly served as Chairman of and continues to consult for FTAC. In addition, Mr. Ammerman serves on and Mr. Hagerty formerly served on the FTAC board of directors and Mr. Gravelle serves as an executive officer of FTAC.

Sara Bennett, the daughter-in-law of Mr. Quirk, is an attorney who is employed by a subsidiary of the Company as underwriting counsel. In 2020, Ms. Bennett’s gross earnings were $554,000, which is consistent with other employees holding similar titles at the Company. She also received health and other benefits customarily provided to similarly situated employees.

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions, which are described below.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it were related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

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•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any customer, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semiannually to the audit committee for its review.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

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SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2022, including submissions of shareholder director nominations in accordance with the proxy access procedures set forth in our bylaws, must be received by the Company no later than December 29, 2021. Any other proposal that a shareholder wishes to bring before the 2022 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 29, 2021. All proposals and nominations must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which require among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals and nominations must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2021 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Raymond R. Quirk

Chief Executive Officer

Dated: April 28, 2021

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FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FLORIDA 32204

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 13, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVE. JACKSONVILLE, FL 32204 During The Meeting - Go to www.virtualshareholdermeeting.com/FNF2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 13, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D53056-P54677 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FIDELITY NATIONAL FINANCIAL, INC. The Board of Directors recommends you vote FOR ALL for Proposal 1. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of four Class I directors to serve until the 2024 annual meeting of shareholders. Nominees: 01) 02) 03) 04) Raymond R. Quirk Sandra D. Morgan Heather H. Murren John D. Rood For Against Abstain The Board of Directors recommends you vote FOR Proposals 2 and 3: ! ! ! ! ! ! 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year. NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Fidelity National Financial, Inc. Meeting Information 2021 Annual Meeting of Shareholders June 16, 2021 10:00 a.m. Eastern Time www.virtualshareholdermeeting.com/FNF2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D53057-P54677 FIDELITY NATIONAL FINANCIAL, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIDELITY NATIONAL FINANCIAL, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 16, 2021 The undersigned hereby appoints the Chief Executive Officer, Corporate Secretary and Assistant Corporate Secretary of Fidelity National Financial, Inc. ("FNF"), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock held of record by the undersigned as of April 19, 2021, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, or any postponement or adjournment thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/FNF2021. This instruction and proxy card is also solicited by the Board of Directors of FNF for use at the Annual Meeting of Shareholders on June 16, 2021 at 10:00 a.m., Eastern Time, or any postponement or adjournment thereof, from persons who participate in the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"). By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A. (the "Trustee" for the 401(k) Plan) to exercise the voting rights relating to any shares of common stock allocable to his or her account(s) as of April 19, 2021. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan, whether voted by mail, telephone or internet, must be received by 11:59 p.m., Eastern Time, on June 13, 2021. The Trustee will tabulate the votes from all 401(k) Plan participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side